Exhibit 10.1

Execution Version

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into this 20th day of June, 2025 (the “Effective Date”) between Amarin Pharmaceuticals Ireland Limited, with company number 408912 and a registered address of 88 Harcourt Street, Dublin 2, Ireland (“Company”), and Recordati Industria Chimica e Farmaceutica S.p.A., a joint stock company organized and existing under the laws of Italy and having an address at 1 Via Matteo Civitali, 1 20148 Milano (“Licensee”), and solely for the purpose of Section 13.11 herein, Amarin Corporation Plc, a corporation organized and existing under the laws of England and Wales and parent of Company having its registered address at One, New Change, London, EC4M 9AF (“Parent Guarantor”). Licensee and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Company owns or otherwise Controls certain rights, title and interest in and to the Licensed Product, including certain Intellectual Property Rights, Regulatory Approvals and Regulatory Documents related to the Licensed Product that are necessary or useful to Develop and Commercialize the Licensed Product in the Licensed Territory; and

WHEREAS, Licensee desires to obtain from Company, and Company desires to grant to Licensee, an exclusive license to Develop and Commercialize the Licensed Product in the Licensed Territory.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this Agreement and for good and valuable consideration, it is agreed by and between Company and Licensee as follows:

ARTICLE 1

DEFINITIONS
1.1
“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that has been administered a pharmaceutical product and that does not necessarily have a causal relationship with the relevant treatment, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the medicinal (investigational) product.
1.2
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, but only for so long as such control exists. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity or by contract. Notwithstanding the foregoing, “Affiliates” shall not include: (x) with respect to an entity, bona fide venture capital investors or bona fide institutional investors in such entity, in each case, that routinely make venture capital, private equity or similar investments for the potential financial return on such investments and not with any view to acquisition or for other strategic purpose, or Affiliates of such venture capital or institutional investors; (y) with respect to Licensee, any member of the CVC Network; or (z) with respect to Company, any member of the Sarissa Network.
1.3
“Aggregate Supply Price” means the aggregate Supply Price paid or payable for the Units of Licensed Product that are sold or transferred for value by Licensee or any of its Sublicensees for the purpose of calculating the relevant Net Sales.
1.4
“Binding Forecast” has the meaning set forth in Section 7.2(b).
1.5
“Business Day” shall mean a day other than (a) a Saturday or Sunday, (b) a federal public holiday in the United States, Ireland or Italy, or (c) any other day on which banking institutions in New York, New York, Dublin or Milan are authorized or obligated by Law to close.
1.6
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 during the Term or the applicable part thereof during the first or last Calendar Quarter of the Term.
1.7
“Calendar Year” means any calendar year ending on December 31 or the applicable part thereof during the first or last calendar year of the Term.
1.8
“Change” means any change that will or would be reasonably expected to affect the Product Specifications or any Regulatory Approval for the Licensed Product in the Licensed Territory or the Manufacture of the Licensed Product, including any change to the Manufacturing process, bill of materials, Product Specifications, or a CMO (i.e., addition of a new CMO to the supply chain).
1.9
“Clinical Trial” means a trial in human subjects that has been conducted in accordance with GCP, approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any clinical trial (whether required or optional) commenced after Regulatory Approval, such as by way of example, observational studies.
1.10
“CMO” means a contract manufacturing organization that manufactures and supplies the Licensed Product (including one or more of the Licensed Product components) for Company in the Licensed Territory.
1.11
“Commercialize” means, with respect to the Licensed Product, any and all activities undertaken before and after Regulatory Approval of any MA for any Licensed Product that relates to the pre-marketing, marketing, pricing and reimbursement, promoting, distributing, importing or exporting for sale, using, offering for sale and selling of such product, or conducting other commercialization activities (including medical affairs). For clarity, Commercialization shall not include Manufacturing or Development activities. “Commercializing” and “Commercialization” shall each have a correlative meaning.

1.12
“Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to a product or a marketing project that is of similar market potential, profit potential or strategic value resulting from its own research, development or commercialization efforts, but in no event using less than the commercially reasonable standards applied by other public pharmaceutical companies, of comparable size and with comparable resources, to their pharmaceutical products at a similar stage of research, development or commercialization that is of similar market potential, profit potential (including Reimbursement Approval status achieved or likely to be achieved) or strategic value (including as to regulatory exclusivity and intellectual property protection and duration). The Parties anticipate that the level of effort could vary over time, reflecting changes in the status of the Licensed Product or in the market dynamics. Activities conducted by Licensee’s Sublicensees and subcontractors will be considered as Licensee’s activities under this Agreement for purposes of determining whether Licensee has complied with its obligations to use Commercially Reasonable Efforts, and activities conducted by Company’s sublicensees and subcontractors will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation to use Commercially Reasonable Efforts.
1.13
“Company Intellectual Property” means (a) the Company Know-How, (b) the Company Patents, (c) the Company Trademarks (d) any other Intellectual Property Rights, in each case, that (i) are Controlled by Company as of the Effective Date or during the Term and (ii) are necessary or useful to Develop or Commercialize the Licensed Product in the Licensed Territory in the Field.
1.14
“Company Know-How” means any Know-How that (a) is Controlled by Company as of the Effective Date or during the Term and (b) is necessary or useful to Develop or Commercialize the Licensed Product.
1.15
“Company Patent” means any Patent in the Licensed Territory that (a) is Controlled by Company as of the Effective Date or during the Term and (b) (i) claims any Company Know-How or (ii) otherwise Covers any Licensed Product or the Development or Commercialization thereof. As of the Effective Date, the Company Patents comprise those set forth on Schedule B hereto, and Company shall use its commercially reasonable efforts to keep Schedule B updated during the Term.
1.16
“Company Trademarks” means all Trademarks owned or Controlled by Company in the Licensed Territory and used by Company specifically with respect to the Licensed Product on a country-by-country basis in the Licensed Territory at the Effective Date (excluding, for the avoidance of any doubt, any Trademarks that include Company’s name or corporate logos), as well as the Trademarks listed in Schedule C hereto, as may be updated by Company from time to time during the Term to include additional Trademarks.
1.17
“Company Registered IP” has the meaning set forth in Section 9.3(a).
1.18
“Competing Product” means any pharmaceutical product (other than the Licensed Product), whether developed or approved or in the process of development or approval, which contains Icosapent ethyl [***].

1.19
“Confidential Information” means (a) the terms of this Agreement; and (b) any business, employee or customer information or data which is disclosed or otherwise comes into possession of a Party to this Agreement, directly or indirectly as a result of this Agreement and which is of a confidential nature (including any information relating to business affairs, operations, products, processes, methodologies, formulae, plans, intentions, projections, know-how, Intellectual Property Rights, trade secrets, market opportunities, suppliers, customers, marketing activities, sales, software, computer and telecommunications systems, costs and prices, wage rates, records, finances and personnel of the other Party) and other information shared between the Parties which is of a confidential nature. For the avoidance of doubt, Company Know-How shall constitute the Confidential Information of Company.
1.20
“Controlled” means, with respect to any Intellectual Property Rights, Regulatory Approvals, or materials, that a Party or one of its Affiliates, directly or indirectly, owns or has a license or sublicense (other than by a license, sublicense or other right granted pursuant to this Agreement) to the applicable Intellectual Property Rights, Regulatory Approvals, or materials (or in the case of materials, has the right to physical possession of such materials) and has the ability to grant a license, sublicense, or right of access and use under, such Intellectual Property Rights, Regulatory Approvals, or materials as provided for in this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliate would be required hereunder to grant such license, sublicense, or right of access and use and (b) incurring any additional payment obligations to a Third Party that are not subject to an allocation agreed between the Parties pursuant to this Agreement or otherwise in writing. “Control” and “Controlling” have correlative meanings.
1.21
“Cost of Goods” or “COGS” means, for each Unit of the Licensed Product manufactured by Company or a Third Party for or on behalf of Company, Company’s actual costs of manufacturing, packaging, and testing such Licensed Product and amounts paid to any Third Party, including: (a) the costs and expenses associated with components, such as raw materials, drugs and chemicals, encapsulation, labeling and packaging materials and components, (b) any applicable Taxes, customs, duties and similar import fees or costs and freight actually paid by Company up until the point of delivery in accordance with Delivery Terms to the extent that such Taxes, customs, duties, fees or costs are not otherwise recoverable or subject to an input tax or similar credit to Company, (c) direct production labor, (d) Third Party logistics fees and pass-through expenses up until the point of delivery in accordance with Delivery Terms, and (e) allocated indirect and overhead charges, including insurance and internal staffing.
1.22
“Cover,” “Covering” or “Covered” means, with respect to any Licensed Product or component thereof in any country, that the making, using, offering for sale, selling, or importing of such Licensed Product would, but for a license granted under the Company Patent, infringe any Valid Claim of a Company Patent in such country in which that activity occurs.
1.23
“CVC Network” means [***].
1.24
“Defective” means, in relation to any Licensed Product supplied pursuant to this Agreement, that such Licensed Product does not comply with the warranty given in Section 8.2(a), and “Defect” shall be construed accordingly.

1.25
“Delivery Terms” means [***].
1.26
“Develop” means, with respect to the Licensed Product: (a) the performance of all regulatory activities that are required to obtain or maintain Regulatory Approval of the Licensed Product in each country or jurisdiction in the Licensed Territory and (b) the conduct of any non-clinical studies and Clinical Trials to obtain or maintain Regulatory Approval for the Licensed Product in the Licensed Territory, as well as any Clinical Trial (whether required or optional) commenced after Regulatory Approval. For clarity, the definition of “Development” shall exclude all Commercialization or Manufacturing activities. “Developing” and “Development” shall each have a correlative meaning.
1.27
“Disclosing Party” has the meaning set forth in Section 12.2.
1.28
“EFTA Countries” means Iceland, Liechtenstein, Norway and Switzerland.
1.29
“EMA” means the European Medicines Agency or a successor agency thereto.
1.30
“Enforcement Action” means, as applicable in context, an infringement action or suit or similar action to commence, assert, abate, compromise or settle any Third Party infringement, unauthorized use, misappropriation or other violation of any Company Intellectual Property (including any request for a preliminary or permanent injunction), or an action or claim to defend, attempt to resolve, compromise or settle any Third Party declaratory judgment action or other action claiming that any Company Intellectual Property is not infringed, invalid, should be revoked, or is unenforceable, as applicable.
1.31
“EU Countries” means Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark (including Faroe Islands and Greenland), Estonia, Finland, France (including DOM-TOM), Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.
1.32
“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.33
“Field” means all indications for human use.
1.34
“Firm Order” has the meaning set forth in Section 7.2(b).
1.35
“First Commercial Sale” means, with respect to the Licensed Product, on a country-by-country basis, the first commercial sale after the Effective Date for monetary value in an arms-length transaction of the Licensed Product to a Third Party end user, or a wholesaler or distributor that is not a Sublicensee, by or on behalf of Licensee, or any Affiliate or Sublicensee of Licensee, in such country following receipt of both the applicable MA and Reimbursement Approval of such Licensed Product in such country; provided that First Commercial Sale shall not include any transfer of such Licensed Product (a) between or among Licensee or any of its respective Affiliates or Sublicensees or any Third Party subcontractors (including contract manufacturing organizations or suppliers (other than wholesalers and distributors who are not Sublicensees) that is a selling party of Licensee for the purpose of determining Net Sales); or (b) for purposes of patient assistance, charitable or promotional purposes, for use in a clinical trial or for use in any other tests or studies reasonably necessary to comply with any Law or request by a Regulatory Authority; provided that, in the case of (b), the transfer of the Licensed Product is provided at or below cost. Notwithstanding the foregoing, a first commercial sale for monetary value in an arms-length transaction made to a wholesaler or distributor that is a Sublicensee shall be a First Commercial Sale if the Licensed Product conveyed in such sale is (x) intended for subsequent sale to an end user, whether directly or through other distribution tiers, (y) sold to the end user without modification, alteration, or change in any manner whatsoever while in such wholesaler’s or distributor’s possession, and (z) transferred to such distributor or wholesaler for no consideration other than the price for the initial sale used for the purpose of calculating “Net Sales”.
1.36
“GAAP” means generally accepted accounting principles as applicable in the European Union.
1.37
“Generic Entry” means the commercial launch of a pharmaceutical product (other than the Licensed Product) in a country in the Licensed Territory that (a) is sold by a Third Party other than a Sublicensee and such sale is not directly or indirectly authorized by Licensee or its Affiliates or Sublicensees in breach of this Agreement, (b) is authorized for commercial marketing and use in such country in one or more of the indications for which the Licensed Product has Regulatory Approval in such country, and (c) either (i) is a product approved by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, meets the equivalency determination by the applicable Regulatory Authority; or (ii) contains the same active ingredient as the Licensed Product.
1.38
“Good Clinical Practice” or “GCP” means all the then-current and then-applicable principles and guidelines of good clinical practice standards practices and procedures promulgated or endorsed by (i) the ICH Harmonised Tripartite Guidelines for Good Clinical Practice (EMA/CHMP/ICH/135/1995) and any other guidelines for good clinical practices for trials on medicinal products in the European Union; and (ii) the equivalent applicable Law in any relevant country in the Licensed Territory.
1.39
“Good Distribution Practice” or “GDP” means the regulatory standards and principles and guidelines of good distribution practice as are in force from time to time relating to the warehousing, storage and physical distribution of medicinal products established by the applicable Regulatory Authority including the European Commission Guidelines on Good Distribution Practice of Medicinal Products for Human Use (2013/C 343/01), as the same may be amended from time to time.
1.40
“Good Manufacturing Practice” or “GMP” means the then-current and then-applicable local principles and guidelines of good manufacturing practice for medicinal products for human use governing the manufacturing of pharmaceutical products that are in force in each of the relevant countries in which manufacturing is performed during the Term and in the Licensed Territory, including, as applicable, the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, EU GMP Directive 2003/94/EC on good manufacturing practice in respect of medicinal products for human use and investigations medical products for human use, Volume 4 of the European Commission’s Rules governing medicinal products in the European Union and the current version of the ICH Q7 guideline “Good Manufacturing Practice

Guide for Active Pharmaceutical Ingredients” or in any similar set of laws, regulations, rules, or practices that are applicable in countries where Licensed Product is or will be Manufactured, released or supplied under this Agreement, including WHO Guidelines.
1.41
“Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) supranational, federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity, and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or tax authority or power of any nature.
1.42
“Insolvency” and the correlative term “Insolvent” means, with respect to a Party, that such Party (a) files for protection under laws relating to bankruptcy, insolvency, reorganization, dissolution, winding-up, or composition or readjustment of debts; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, custodian, trustee, monitor, liquidator, or similar fiduciary over substantially all, or any material portion, of its property that is not, solely with respect to actions taken by third parties against such Party, discharged within sixty (60) days after the commencement of an action leading to such appointment, or if no action was necessary for such appointment, sixty (60) days after the date of such appointment; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation of such Party; (f) has a petition under any bankruptcy or insolvency act filed against such Party that is not discharged or dismissed within sixty (60) days of the filing thereof; (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, or (h) takes any corporate action for the purpose of effecting any of the foregoing.
1.43
“Intellectual Property Rights” means all Patents, Know-How, rights to inventions, utility models, copyright and related rights, Trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, registered designs, design rights, rights in computer software, database right, topography rights, moral rights, rights in Confidential Information and any other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.
1.44
“Know-How” means any proprietary, scientific or technical information, materials, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, materials, databases, practices, protocols, regulatory applications and filings (and any supplement or amendment thereto), methods, processes (including Manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing, summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and Manufacturing process and Development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in any Patent. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights (other than Patents, but including copyright, database, or design rights) protecting such Know-How.
1.45
“Knowledge” means, in the case of Company, the actual knowledge, after reasonable inquiry, of the following Persons: Aaron Berg (Chief Executive Officer); Peter Fishman (Chief Financial Officer); Jonathan Provoost (General Counsel); Eric Boothe (VP Global Business Development & Alliance Management); Steven Ketchum (SVP, President of R&D and Chief Scientific Officer); and David Keenan (EVP of Technical Operations and President, Europe).
1.46
“Law” or “Laws” means all applicable (with respect to the particular activity, task, or obligation under this Agreement to which such term applies) national, supranational, regional, state, and local laws, statutes, rules, regulations, ordinances, treaties, administrative codes, guidance, judgments, decrees, directives, injunctions, orders, permits, of or from any court, arbitrator, Regulatory Authority, or Governmental Body having jurisdiction over or related to the subject item.
1.47
“License Fee” has the meaning set forth in Section 4.1.
1.48
“Licensed Product” means the pharmaceutical product marketed under the trade name Vazkepa® and other associated Trademarks containing or comprising the compound Icosapent ethyl in any present or future finished form presentations (including all dosage forms, formulations, dosage strengths and packaging configurations).
1.49
“Licensed Territory” means all of the following countries: (a) EU Countries; (b) EFTA Countries; (c) CIS Countries: Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan; (d) Other Countries: Albania, Andorra, Bosnia-Herzegovina, Georgia, Guernsey, Isle of Man, Jersey, Kosovo, Monaco, Montenegro, North Macedonia, San Marino, Serbia, Tunisia, Turkey, Ukraine, United Kingdom, Vatican City.
1.50
“List Price” means the published unit price of the Licensed Product per Unit, absent inclusion of supplemental discounts or rebates provided by the Commercializing entity to a Governmental Body or other Third Party (e.g., pharmacy, wholesaler, or distributor).
1.51
“Losses” has the meaning set forth in Section 11.1.
1.52
“Marketing Authorization” or “MA” means the centralized marketing authorization granted to Company by the EMA on 26 March 2021 (Ref no.: EU/1/20/1524/001-002-003) pursuant to which Company is authorized to market the Licensed Product in the European Union, or any other marketing authorization granted to Company for the Licensed Product in any country or jurisdiction within the Licensed Territory (e.g., Great Britain), including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.53
“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, finishing, assembly, quality assurance, quality control, serialization/anticounterfeit measures, testing, and release, shipping, or storage of the Licensed Product, including qualification, validation, and scale-up, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.
1.54
“MHRA” means the Medicines and Healthcare products Regulatory Agency or a successor agency thereto.
1.55
“Minimum Order Quantity” means [***] Units irrespective of the stock-keeping-unit (“SKU”) or the relevant country of destination within the Licensed Territory, provided that the amount of any individual SKU within the Minimum Order Quantity can be no fewer than [***] Units. By way of example, the Minimum Order Quantity in a Firm Order could be met by ordering [***] Units of one SKU, [***] Units of a second SKU, and [***]Units of a third SKU for an aggregate total order of [***]Units of all three SKUs in the aggregate.
1.56
[***].
1.57
“Net Economic Benefit” has the meaning set forth in Section 3.5(b).
1.58
“Net Sales” means the total net sales price (as determined in accordance with GAAP) recorded for arms-length sales or transfers for value of the Licensed Product by Licensee or any of its Sublicensees to an independent Third Party distributor (including, for the avoidance of any doubt, any Third Party distributor that conducts any Commercialization activities in the Licensed Territory on Licensee’s behalf), agent or end user; provided, that if such sale or transfer is to a member of the CVC Network, then Net Sales also shall include the greater of (i) the total net sales price for such sale or transfer to the member of the CVC Network or (ii) the total net sales price for arms-length sales or transfers for value of the Licensed Product by such member of the CVC Network to an independent Third Party distributor, agent or end user. The deductions booked on an accrual basis by Licensee or any of its Sublicensees under GAAP to calculate the recorded net sales from gross sales include and are limited to the following: deductions for (a) charges, taxes or duties actually paid, mandatory discounts, rebates and deductions, or any other mandatory charges required by Law which are imposed for invoicing or collection in each country in the Licensed Territory, as applicable, (b) discounts for cash, trade, or quantity discounts, refunds, rebates, retroactive price adjustments, any other allowances that reduce the selling price, including discretionary payment or reimbursement of patient co-payment amounts, but excluding any mandatory discounts (set out in limb (a)) and excluding any credits and allowances for returns (set out in limb (c)), (c) amounts repaid or credited by reasons of Defects, rejections, recalls or returns; (d) rebates and chargebacks (including claw-backs) to customers and other Third Parties, including any and all mandatory rebates, escalated rebates and claw-backs of any kind, (e) any discount offered in a specific pricing or reimbursement negotiation with the relevant Governmental Body(ies) for accessing or maintaining Licensed Product in reimbursement status in the Licensed Territory, and (f) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; and (g) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above.

For the avoidance of doubt, (a) - (g) shall be calculated in accordance with GAAP. If a Licensed Product is delivered to a Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under GAAP are met. Net Sales shall not include (i) Units of Licensed Product disposed of by Licensee for purposes directly related to clinical studies, regulatory approval or clearance, that are reasonable or customary in the trade, or (ii) sales between or among Licensee and its Affiliates and Sublicensees, which shall be disregarded for purposes of calculating Net Sales.
1.59
“Party” or “Parties” has the meaning set forth in the Preamble.
1.60
“Patent” or “Patents” means any and all (a) issued or granted patents, including any extensions, patent term extensions, supplementary protection certificates, utility models, registrations, confirmations, reissues, reexaminations, or renewals thereof; (b) pending patent applications, including any continuations, divisionals, continuations-in-part, substitutes, supplementary protection certificates, utility models or provisional applications; and (c) counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.61
“Permitted Assignment” has the meaning set forth in Section 13.1.
1.62
“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, unincorporated association, partnership or other business entity, or any government or agency or political subdivision thereof.
1.63
“Product Specifications” means, with respect to a Licensed Product, the specifications for Manufacturing, testing, packaging, labeling, storage and quality control specifications as set for the in the applicable MA for the Licensed Product in the Licensed Territory.
1.64
“Recall” has the meaning set forth in Section 7.12.
1.65
“Receiving Party” has the meaning set forth in Section 12.2.
1.66
“Reimbursement Price” means the List Price less any discounts, rebates or pricing adjustment agreed to by Licensee, on a country-by-country basis at the national level (excluding for the avoidance of doubt, at individual basis), with any Governmental Body having jurisdiction over the manufacture, importation, pricing, reimbursement, promotion, marketing, distribution or sale of the Licensed Product in the Licensed Territory, to secure reimbursement status for the Licensed Product.
1.67
“Regulatory Approval” means with respect to a country or geographic region the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of marketing authorization applications and variation approvals) granted or obtained from any Regulatory Authority necessary for the Commercialization of the Licensed Product in such country or geographic region.

1.68
“Regulatory Authority” means (a) in the European Union, the EMA, (b) in the U.S., the FDA, (c) in the United Kingdom, the MHRA, or (d) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products.
1.69
“Regulatory Documents” means any and all applications and filings (and any supplement or amendment thereto) made with any Regulatory Authority in the Licensed Territory with respect to the Licensed Product, including any MA or orphan drug designations, import/export applications, or any other application for regulatory consultations or consideration, including sponsorship thereof, and any associated source documents, data, studies or other information included or incorporated therein, related communication, correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), regulatory drug lists, Adverse Event files and complaint files, and submissions to regulatory advisory boards. By way of example (not to be considered exhaustive), Regulatory Documents concerning Reimbursement Approvals shall also include the following reimbursement/HTA (Health Technology Assessment) documents: (a) global value dossier, (b) local price and reimbursement dossier prepared and submitted on a country-by-country basis with the local adaptations (in local language) and the application package submitted to the Governmental Body and any written and material correspondence /meeting minutes exchanged with all relevant Governmental Body, (c) any documents/project done/still ongoing at country level with patient association and scientific societies and (d) a list of Governmental Bodies of the relevant countries with whom Company had any material interaction prior to the Effective Date, including a reasonably detailed list of material actions by and material interactions with such Governmental Bodies to prepare the Reimbursement Approval strategy.
1.70
“Reimbursement Approval” means any approval or authorization of any Governmental Body at the national level establishing a health insurance, Reimbursement Price or drug reimbursement scheme for the Licensed Product in a jurisdiction in the Licensed Territory.
1.71
“Rejection Notice” has the meaning set forth in Section 7.11.
1.72
“Representatives” means, with respect to either Party or any of its Affiliates, its or their respective directors, officers, employees, (sub)contractors, agents, attorneys, accountants, investment bankers, advisors and other representatives.
1.73
“Rolling Forecast Schedule” has the meaning set forth in Section 7.2(a).
1.74
“Royalty Payments” has the meaning set forth in Section 7.5.
1.75
“Royalty Report” means a full written report detailing, on a country-by-country basis within the Licensed Territory, the number, description, net selling prices, Net Sales and the calculation of Net Sales (including a detailed, itemized accounting of (i) the deductions from gross sales for trade, quantity, and cash discounts, (ii) commissions, discounts, refunds, rebates, retroactive price adjustment or other allowances paid to a Governmental Body or other third party that reduces the net selling price, and (iii) actual Licensed Product returns) of each Unit of Licensed Product (as the case may be) sold or otherwise disposed of in each Calendar Quarter upon which a royalty is payable and the Royalty Payment amount due under Section 7.5 and the Aggregate Supply Price (including its calculation).
1.76
“Royalty Term” has the meaning set forth in Section 7.5.
1.77
“Sales Milestone Event” has the meaning set forth in Section 4.2.
1.78
“Sales Milestone Payment” has the meaning set forth in Section 4.2.
1.79
“Sarissa Network” means Sarissa Capital Management LP, each of its successors and any form of entity which is controlled by, or under common control with, Sarissa Capital Management LP from time to time, together with any investment funds or vehicles advised or managed by any of the foregoing; and any portfolio companies of any such investment funds or vehicles; provided that neither Company nor any Affiliate of Company which is directly or indirectly controlled by Amarin Corporation Plc shall be deemed a member of the Sarissa Network. For the purpose of this definition, control includes the power to (directly or indirectly and whether alone or with others) appoint or remove a majority of an entity’s directors or its general partner, manager, adviser, trustee, founder, guardian, beneficiary or other management officeholder and controlled and controlling shall be interpreted accordingly.
1.80
“Semi-Binding Forecast” has the meaning set forth in Section 7.2(b).
1.81
“SOTC Date” has the meaning set forth in Section 3.3.
1.82
“Sublicensee” means any Third Party or any Affiliate of Licensee, to whom Licensee, or such Third Party or Affiliate of Licensee, has granted a sublicense in, to or under any Company Intellectual Property, Regulatory Approvals or Regulatory Documents to Develop or Commercialize any Licensed Product.
1.83
“Supply Constraint” has the meaning set forth in Section 7.9.
1.84
“Supply Price” for the Licensed Product supplied by Company to Licensee for Commercialization in the Licensed Territory on a per Unit basis shall be the Cost of Goods. No later than December 1 of each Calendar Year during the Royalty Term (with the first Calendar Year ending on December 31, 2025), Company will provide Licensee with its calculation of the Cost of Goods and the Supply Price for the following Calendar Year and such Supply Price shall be used as the Supply Price for the following Calendar Year. Notwithstanding the foregoing, the Supply Price as of Effective Date which shall apply through December 31, 2025 is [***].
1.85
“Tax” or “Taxes” means any form of tax, levy, import duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to a Governmental Body (including VAT and Indirect Taxes) and all penalties, charges, surcharges, fines, costs and interest included in or relating to any of the above whether disputed or not. This can include, but is not limited to, payroll taxes, employment taxes, stamp duty, corporation tax, value added tax, withholding tax and capital gains tax.
1.86
“Term” has the meaning set forth in Section 10.1.

1.87
“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.88
“Third Party Enforcement Action” means any (a) claim or other similar action made by a Third Party against either Party that claims that the Licensed Product, or its Development or Commercialization, infringes or misappropriates such Third Party’s Intellectual Property Rights (including any request for a preliminary or permanent injunction).
1.89
“Trademarks” means registered and unregistered trademarks, service marks, business or trade names or get-up, and logos.
1.90
“Transition Period” has the meaning set forth in Section 3.3(a).
1.91
“Transition Plan” means the plan set forth in Schedule G for, inter alia, the transition of the MAs for the Licensed Product in the Licensed Territory from Company to Licensee, the transfer of Company Know-How to Licensee and other transitional activities, in each case in accordance with ARTICLE 3.
1.92
“Unit” means a package or container of one-hundred and twenty (120) soft capsules each containing one thousand (1,000) milligrams (i.e., comprised of active substance (998mg Icosapent ethyl) and the antioxidant (2mg all-rac-alpha-tocopherol “Vitamin E”)) of the Licensed Product; it being understood that a package or container containing three bottles each containing one hundred twenty (120) capsules, comprises three Units.
1.93
“Valid Claim” means (a) a granted claim within an issued Company Patent in a given country in the Licensed Territory which has not lapsed or expired, or (b) a claim of any pending patent application within the Company Patents in a given country in the Licensed Territory, where such claim has been pending in the country in question for no more than seven (7) years from the earliest priority date of such patent application, in each case which claim has not been or been revoked, abandoned or held unpatentable, unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise.
1.94
“VAT and Indirect Taxes” means any value added, sales, purchase, turnover, or consumption tax as may be applicable in any relevant jurisdiction, including but not limited to value added tax chargeable under legislation implementing E.U. Council Directive 2006/112/EC on the common system of value added tax.
1.95
Other Definitional Provisions.
(a)
The words “hereof”, “herein”, and “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “including” is not limiting and means “including without limitation.” The word “will” will be construed to have the same meaning and effect as the word “shall”.

(b)
In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)
Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.
(d)
References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.
(e)
References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing or replacing the statute or regulation.
(f)
The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement.
(g)
References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.
(h)
Dollar amounts and the symbol “$” refer to United States Dollars.
(i)
EUR and the symbol “€” refer to Euros.
(j)
The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
ARTICLE 2

GRANT OF LICENSE
2.1
License Grant. Subject to the terms and conditions of this Agreement, including full payment of the Licensee Fee pursuant to Section 4.1, Company hereby grants (and to the extent that such license to future rights can only be granted in the future, shall grant) to Licensee an exclusive, sublicensable (subject to Section 2.3), non-transferable (except as permitted pursuant to Section 13.1), royalty-free right and license under the Company Intellectual Property, the Regulatory Approvals and the Regulatory Documents in the Field, in each case, to the extent necessary or useful to Develop and Commercialize the Licensed Product in the Licensed Territory in the Field.
2.2
Licensee acknowledges and agrees that certain of the Company Intellectual Property is licensed to Company, and sublicensed to Licensee, pursuant to [***], a copy of which is attached hereto at Annex A to Schedule A. Licensee agrees to comply with the terms and conditions set out in Sections [***] of the [***] as of the Effective Date and as and to the extent applicable to Licensee’s exercise of the rights and licenses granted to it under this Agreement. Company represents, warrants and covenants that Company as of the Effective Date has obtained the prior written consent from [***] to sublicense to Licensee the rights and licenses sublicensed to Licensee under the [***]. Licensee represents, warrants and covenants that it will assume vis-à-vis Company, the obligations set out in Sections [***] of the [***] to the extent applicable to the exercise of its rights under this Agreement.
2.3
Sublicensing. Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses (including the right to grant further sublicenses through multiple tiers), under the license granted in Section 2.1 in whole or in part (a) to any Affiliate of Licensee (which, for the avoidance of any doubt, would be a Sublicensee) and any Third Party distributor (which, for the avoidance of any doubt, would not be a Sublicensee) to the extent such distributor is conducting Commercialization activities in relation to the Licensed Product in the Licensed Territory solely on Licensee’s behalf and provided that any such Third Party distributor does not conduct any Development activities in relation to the Licensed Product, and (b) subject to Company’s express, prior, written consent in each instance (not to be unreasonably withheld, conditioned or delayed), to any other Sublicensee; provided that in each of the foregoing cases (a) through (b): (i) each such sublicense is in writing and expressly subject and subordinate to the terms and conditions of this Agreement; (ii) the grant of any sublicense by Licensee shall not relieve Licensee from any of its obligations pursuant to this Agreement, (iii) Licensee shall remain primarily liable to Company for the performance of all of Licensee’s obligations under this Agreement, (iv) Licensee shall notify Company of the identity of any Third Party Sublicensee that receives a sublicense and the territory in which it will grant such sublicense promptly, and in no event later than thirty (30) days, following entering into any such sublicense agreement, and (v) except for those Third Party distributors referenced in Section 2.3(a), Licensee shall provide Company with a copy of each such Third Party sublicense agreement and any amendment or other modification thereto (including the grant of any waiver thereunder) within thirty (30) days of entering into any such sublicense agreement, amendment or other modification; provided that Licensee may redact the financial terms of any such sublicense agreement and as necessary to protect confidential information, commercially sensitive information or other information, in each case, that required to be redacted under the terms of the sublicense agreement and is not necessary to confirm compliance with this Agreement. For the avoidance of doubt, all applicable terms and conditions of this Agreement shall apply to any sublicense granted under this Section 2.3, and any breach of such terms or conditions by any Sublicensee shall be deemed a direct breach by Licensee hereunder.
2.4
No Implied Licenses. Neither Party shall acquire any right, title or interest, hereunder by implication, estoppel, or otherwise in, to or under any Intellectual Property Right owned or otherwise Controlled by the other Party or any of its Affiliates, except as expressly set forth in this Agreement.
2.5
Restrictions.
(a)
Licensee - No Sales Outside Licensed Territory. Neither Licensee nor any of its Sublicensees shall directly or indirectly sell any Licensed Product (a) outside the Licensed Territory or (b) knowingly sell any Licensed Product (i) within the Licensed Territory for resale outside the Licensed Territory or that it has reason to believe is intended or likely to be sold outside the Licensed Territory or (ii) within a country (excluding EU Countries and EFTA Countries) with Generic Entry in the Licensed Territory for resale to a country without Generic Entry in the Licensed Territory or that it has reason to believe is intended or likely to be sold to a country without Generic Entry in the Licensed Territory (collectively, “Transshipment”). Licensee shall use Commercially Reasonable Efforts to prevent any Transshipment by its Sublicensees or other Third Parties under or in connection with this Agreement and shall promptly notify Company if it becomes aware of any such Transshipment. If Licensee becomes aware that its Sublicensees or other Third Party distributors are the source of Transshipment, Licensee will use its Commercially Reasonable Efforts to investigate and, if appropriate, cause such Sublicensees or other Third Parties to cease such Transshipment. Upon verification that such Sublicensees or other Third Parties are the source of Transshipment, Licensee will use Commercially Reasonable Efforts, including based upon its existing agreements with such Sublicensees or other Third Parties, to cause such Sublicensees or other Third Parties to cease such Transshipment, which may include remedies available to Licensee under its agreements with such Sublicensees or other Third Parties (e.g., withholding funding, termination of sale or distribution rights, etc.) if such Sublicensees or other Third Parties fail to cease such Transshipment.
(b)
Company - No Sales Inside Licensed Territory. Subject to Section 3.3 and except as Company is otherwise permitted to supply the Licensed Product to Licensee under this Agreement, neither Company nor any of its Affiliates nor any of their respective sublicensees shall directly or indirectly sell any Licensed Product inside the Licensed Territory or knowingly sell any Licensed Product outside the Licensed Territory for resale inside the Licensed Territory, or that it has reason to believe is intended or likely to be sold inside the Licensed Territory, in each case in the Field. Company shall use Commercially Reasonable Efforts to prevent any sales of Licensed Product by its Affiliates nor any of their respective sublicensees or other Third Parties under this Agreement inside the Licensed Territory in the Field and shall promptly notify Licensee if it becomes aware of any such sales.
(c)
No Sales of Competing Products. During the Term, neither Party nor any of its respective Sublicensees shall, directly or indirectly sell, market, distribute, license or promote any Competing Product or Commercialize any Competing Product, in each case, in the Licensed Territory. Subject to applicable Law, if Licensee is uncertain about whether a product is a Competing Product, it shall notify Company prior to commencing any of the above identified activities with respect to said product so that Company may notify Licensee whether Company deems such product should be properly considered a Competing Product.
(d)
Passive Sales in the Licensed Territory. The Parties acknowledge that Sections 2.5(a) to 2.5(c) are not intended to apply any restriction on passive sales of the Licensed Product by either Party or its Affiliates, Sublicensees, or licensees that would be contrary to applicable Law.
(e)
No Combination Products. Neither Party shall have the right to Commercialize (directly or indirectly) the Licensed Product in the Licensed Territory in combination with any other therapeutically or pharmaceutically active product or ingredient such that the Licensed Product and other product or ingredient are integrated in a singular product.
(f)
Data Sharing. During the Term of this Agreement, Licensee shall make available and provide to Company all data and information Controlled by Licensee or any of its Affiliates and related to clinical studies, Clinical Trials, publications with respect to the Licensed Product or associated with Regulatory Approval (including data and information included in relevant Regulatory Documents), and hereby grants Company a non-exclusive, worldwide, perpetual, irrevocable, non-terminable, full paid-up, royalty-free license to use such data and information in connection with the Licensed Product.
(g)
Trademarks.
(i)
Licensee shall use the Company Trademarks to Commercialize the Licensed Product in the Field in the Licensed Territory (each, a “Product Mark”); provided, however, that if Licensee reasonably believes that any Product Mark is not suitable for Commercialization of the Licensed Product in the Licensed Territory and intends to use an alternative Trademark, Licensee shall notify Company in writing of its intention to use an alternative Trademark, subject to the prior written approval of Company (not to be unreasonably withheld, conditioned or delayed). If such approval is given, such alternative Trademark will be a Product Mark for the Licensed Product.
(ii)
As between the Parties, Company will solely own all right, title and interest in and to the Product Marks throughout the world, and all goodwill accruing from Licensee’s or any of its Sublicensees’ use of any Product Mark under this Agreement will inure solely to the benefit of Company.
(iii)
All use of the Product Marks by or for Licensee or its Sublicensees must comply with Company’s written usage guidelines and quality standards that are communicated in writing to Licensee during the Transition Period, including as may be updated by Company from time to time after the Transition Period upon no less than thirty (30) days’ written notice to Licensee solely to the extent such updates are necessary to comply with changes to applicable Law or to maintain the validity and enforceability of the Product Marks. Prior to any material new use of any Product Marks, Licensee shall, at its own expense, supply written notice to Company enclosing a reasonable number of production samples of the marketing materials or other public-facing or external materials using the Product Marks to Company.
2.6
Subcontracting. Licensee (and its Sublicensees) may exercise any of its rights, or perform any of its obligations, under this Agreement (including any Development or Commercialization of the Licensed Product in the Licensed Territory or otherwise in the exercise of any of the rights or licenses granted to Licensee under Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Licensee’s (or such Sublicensee’s) behalf to a Third Party subcontractor. Any permitted subcontract granted or entered into as contemplated by this Section 2.6 shall not relieve Licensee (or such Sublicensee) of any of its obligations under this Agreement (or any applicable sublicense agreement) and Licensee shall be responsible for the acts and omissions of its and its Sublicensee’s subcontractors in connection with their performance of any of obligations or exercise of any rights hereunder or under any applicable sublicense agreement. Any agreement with a subcontractor to perform a Party’s or any such Sublicensee’s obligations under this Agreement shall be consistent with and subject to such Party’s obligations under this Agreement, including confidentiality and non-use provisions which are no less stringent than those set forth herein. For the avoidance of doubt, all applicable terms and conditions of this Agreement shall apply to any subcontract granted under this Section 2.6 and any breach of such terms or conditions by any such subcontractor shall be deemed a direct breach by Licensee hereunder.

ARTICLE 3

TRANSITION; KNOW-HOW TRANSFER
3.1
Transition of Existing MAs. Commencing on the Effective Date and continuing until the date of transfer of the last MA to be transferred by Company to Licensee under this Agreement (such period, the “Transition Period”), each Party shall (and shall cause each of its respective relevant Affiliates or designees to) reasonably cooperate to transfer all of Company’s MAs for the Licensed Product and the relevant Regulatory Documents for any country in the Licensed Territory which are existing as of the Effective Date to Licensee (or the entity designated by Licensee) in accordance with the Transition Plan. In connection with the foregoing, (a) Company shall (and shall cause each of its relevant Affiliates or designees to) prepare all necessary documents, make all necessary submissions and applications and complete all necessary formalities, in each case at its own cost and in accordance with the Transition Plan; (b) Licensee shall (and shall cause each of its relevant Affiliates or designees to) prepare all necessary documents, make all necessary submissions and applications and complete all necessary and advisable formalities, in each case at its own cost and in accordance with the Transition Plan; and (c) each Party shall update the other Party weekly in writing regarding the progress of the Transition Plan.
3.2
Transfer of Existing Distribution Agreements. As soon as reasonably practicable following the Effective Date, Company shall (or shall cause its applicable Affiliate or designee to) assign those agreements listed in Schedule H hereto (the “Existing Distribution Agreements”) to Licensee. As between Company and Licensee, Company shall be solely responsible for all losses arising from, or relating to, the Existing Distribution Agreements as a result of, or in connection with, events or occurrences prior to the date of such assignment, save where such loss is caused by a breach of this Agreement by Licensee or its Affiliates, and Licensee shall be solely responsible for any and all losses arising from, or relating to, the Existing Distribution Agreements as a result of, or in connection with, events or occurrences on or after the date of such assignment, save where such loss is caused by a breach of this Agreement by Company or its Affiliates.
3.3
Conduct of Company prior to SOTC Date.
(a)
From the Effective Date, Company shall continue to use Commercially Reasonable Efforts to Commercialize (or procure the Commercialization of) the Licensed Product in the Licensed Territory in a manner consistent with the nine (9) month period prior to the Effective Date on a country-by-country basis until the earlier of (i) transfer of the relevant MA for that country; and (ii) the date of appointment by Company of Licensee as local distributor (i.e., at the time Licensee commences booking Net Sales) for the relevant country in accordance with Section 3.4 and the Transition Plan (each of limb (i) and (ii), the “SOTC Date”). On a country-by-country basis, starting from the SOTC Date, Section 2.5(b) shall apply and Company shall make no further sales of the Licensed Product to Third Parties within such country of the Licensed Territory during the Term. For the avoidance of doubt, for any country in the Licensed Territory where the Licensed Product was not being Commercialized by Company prior to the Effective Date, this Section 3.3 shall not apply and Company shall not be entitled to make any sales of the Licensed Product to Third Parties within such country at any time during the Term.

(b)
During the Transition Period, Company will provide Licensee with copies of:
(i)
any final drafts of any filing to be submitted to a Regulatory Authority in the Licensed Territory for the Licensed Product at least ten (10) Business Days in advance of such submission (or in urgent cases a reasonable shorter period of time agreed between the Parties) and Licensee will have the right to review and comment on the content of the draft within five (5) Business Days of receipt (or in urgent cases a reasonable shorter period of time that either is agreed between the Parties or is necessary for Company to timely respond to a Regulatory Authority). Company will consider any comments received from Licensee in due time in good faith; and
(ii)
any correspondence submitted to or received from any Regulatory Authority in the Licensed Territory relating to the Licensed Product (no later than three (3) Business Day after receipt or delivery).

3.4
Commercialization by Licensee prior to MA Transfer. Without prejudice to Section 3.3, and in accordance with the Transition Plan, and where permissible in accordance with applicable Law on a country-by-country basis in the Licensed Territory, Company agrees to (or cause its relevant Affiliate to) appoint Licensee (or its relevant Affiliate) to promote, detail or distribute (as applicable) the Licensed Product in compliance with applicable Laws, and otherwise in accordance with the terms and conditions of this Agreement (including, for the avoidance of any doubt, Licensee’s payment obligations under ARTICLE 4), during the Transition Period.
3.5
Net Economic Benefit on a country-by-country basis until the SOTC Date.
(a)
On a monthly basis prior to the SOTC Date on a country-by-country basis in the Licensed Territory, Company shall pay to Licensee an amount equal to the Net Economic Benefit in accordance with this Section 3.5.
(b)
The “Net Economic Benefit” shall be equal to [***] of Company’s net sales (calculated using the same items and otherwise in the same manner as set out in the Net Sales definition) of Licensed Product made by Company or its sublicensee in such country in the Licensed Territory in the relevant month prior to the SOTC Date applicable to such country.
(c)
In connection with the calculation and remittance of the Net Economic Benefit, Company shall provide Licensee each month following the Effective Date with a written report setting forth (i) Company’s net sales calculation; and (ii) the number of Units of the Licensed Product sold by Company or its sublicensee on a country-by-country basis within the Licensed Territory, in each case during the relevant previous month. Company shall provide the foregoing report no later than the tenth (10th) Business Day following the end of each month.
(d)
As consideration for the activities performed by Company under Section 3.3, Licensee shall pay to Company a service fee equal to [***] of Company’s net sales (calculated using the same items and otherwise in the same manner as set out in the Net Sales definition) of Licensed Product made by Company or its sublicensee on a country-by-country basis within the

Licensed Territory until the SOTC Date applicable to such country in the relevant month (the “Service Fee”).
(e)
Licensee shall invoice Company each month for an amount calculated as the difference between: Net Economic Benefit and Service Fee. Company shall pay each such invoice in accordance with Section 4.3.
3.6
Company Know-How Transfer. Reasonably promptly after the Effective Date and in any event in accordance with the Transition Plan, Company, without additional consideration, shall disclose and transfer to Licensee or its designated Affiliate all applicable and material Company Know-How which exists at the Effective Date. Thereafter Company shall use Commercially Reasonable Efforts, without additional consideration, to continue to disclose and transfer to Licensee or its designated Affiliate all applicable and material Company Know-How which comes to existence during the Term. Upon Licensee’s request, Company, without additional consideration, shall use Commercially Reasonable Efforts to provide reasonable assistance to Licensee, its Affiliates and Sublicensees in connection with understanding and using the Company Know-How described in this Section 3.5 for purposes consistent with the rights and licenses granted hereunder.
3.7
Transitional Activities. In connection with the transition of the business relating to the Licensed Product in the Licensed Territory to Licensee, Company shall use Commercially Reasonable Efforts to (itself or through an Affiliate) perform those activities which are further and expressly described in the Transition Plan at its own cost and with substantially the same degree of skill, quality and care utilized by Company in performing such activities for itself with respect to the Licensed Product in the nine (9) month period prior to the Effective Date and in compliance with applicable Law.
ARTICLE 4

FINANCIAL PROVISIONS
4.1
Initial Payment. Licensee shall [***] make a one-time, non-refundable and non-creditable payment to Company by wire transfer of immediately available funds of twenty-five million US Dollars ($25,000,000) (the “License Fee”), payable within two (2) Business Days of the Effective Date, subject to receipt by Licensee of a valid invoice from Company. The payment of the License Fee shall be made to Company’s account identified on the invoice issued by Company for the License Fee.
4.2
Sales Milestone Payments. Following the Effective Date, Licensee shall [***] pay to Company in accordance with the terms of this ARTICLE 4, the following one-time, non-refundable, non-creditable milestone payments (each, a “Sales Milestone Payment”) upon the achievement by Licensee or any Sublicensee of each of the following corresponding milestone events for the Licensed Product described below (each, a “Sales Milestone Event”). Licensee shall provide Company with written notice of the achievement of a Sales Milestone Event within thirty (30) days after such achievement. After receipt of a notice of the achievement of a Sales Milestone Event, Company shall submit an invoice to Licensee with respect to the corresponding Sales Milestone Payment; provided that no such invoice shall be submitted prior to receipt of notice of achievement of the applicable Sales Milestone Event. Licensee shall pay the invoice for each Sales Milestone Payment in accordance with Section 4.3, and any failure by Company or Licensee to recognize the achievement of any Sales Milestone Event shall in no event relieve Licensee of its obligation to pay Company the applicable Sales Milestone Payment.

Number	Sales Milestone Event	Sales Milestone Payment
1.	First Calendar Year in which aggregate annual Net Sales in the Licensed Territory of the Licensed Product meet or exceed [***]	[***]
2.	First Calendar Year in which aggregate annual Net Sales in the Licensed Territory of the Licensed Product meet or exceed [***]	[***]
3.	First Calendar Year in which aggregate annual Net Sales in the Licensed Territory of the Licensed Product meet or exceed [***]	[***]
4.	First Calendar Year in which aggregate annual Net Sales in the Licensed Territory of the Licensed Product meet or exceed [***]	[***]
5.	First Calendar Year in which aggregate annual Net Sales in the Licensed Territory of the Licensed Product meet or exceed [***]	[***]
	Potential Total Sales Milestone Payments:	One hundred and fifty million US dollars ($150,000,000)

4.3
Payments; Currency; Late Payments.
(a)
With the exception of the License Fee, which shall be payable in accordance with Section 4.1, payment of any undisputed amounts (including Royalty Payments) invoiced under this Agreement shall be made within thirty (30) days after receipt of a valid invoice therefor. Payment of any disputed amount owed by a Party will be paid within thirty (30) days following resolution of the dispute.
(b)
Payment of the License Fee and the Sales Milestone Payments shall be made in United States Dollars. All other payments (including Royalty Payments) made under this Agreement shall be made in Euros. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the relevant Party’s standard exchange rate methodology employed for the translation of foreign currency sales in accordance with its own internal accounting standards and consistently applied during the period.
(c)
Any payments or portions thereof payable under this Agreement that are not paid when due shall bear interest at a rate equal to (i) the main refinancing rate of the European

Central Bank from time to time, plus [***] or (ii) if lower, the maximum rate permitted by law; calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a three hundred sixty-five (365) day year. This Section 4.3(c) shall in no way limit any other remedies available to either Party.
ARTICLE 5

TAXES
5.1
Taxes. If any amounts to be paid by Licensee under this Agreement are subject to any withholding or similar Tax which is required to be withheld by Law, Licensee shall (a) timely pay such withholding or similar Tax to the proper Governmental Body and send proof of payment to Company within thirty (30) days following such payment; and (b) remit such payments to Company net of any such withholding or similar Tax paid by Licensee. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of any payments under this Agreement. Company will provide Licensee any tax forms that may be reasonably necessary in order for Licensee not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty prior to the time that Licensee is required to make any payment and agrees to provide new such forms upon the expiration of any previously delivered form in accordance with the Law. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax. Notwithstanding the foregoing, if an action (including but not limited to any assignment, license or sublicense of any rights or performance of any obligations under this Agreement, a change in the applicable Taxing jurisdiction (including any intentional change of Tax treatment, Tax status, or jurisdiction of Taxation by action of a Party following the Effective Date) or any failure to comply with Laws or filing or record retention requirements) by either Party or any of its Affiliates causes any new or increased withholding Tax liability that would not have been imposed in the absence of such action, such Party causing the new or increased withholding Tax liability shall indemnify and hold harmless the other Party and its Affiliates from the amount of such additional or increased withholding Tax (except to the extent that such other Party or its Affiliates is entitled to a refund of such withheld Taxes or entitled to credit such withheld Taxes against Taxes which such other Party or its Affiliates would otherwise be required to pay). All amounts payable under or in connection with this Agreement are exclusive of VAT and Indirect Taxes. Any VAT and Indirect Taxes payable on the consideration paid hereunder shall be paid by Licensee at the same time as the payment or provision of such consideration to which it relates, subject to the production of a valid VAT and Indirect Taxes invoice. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (x) determining the amount of VAT and Indirect Taxes chargeable under this Agreement, (y) establishing the “place of supply for VAT” purposes, or (z) complying with its VAT and Indirect Taxes reporting or accounting obligations. In addition to the above, Company undertakes to provide to Licensee original written hard-copy of the Tax Application Exemption Form including the attestation of the beneficial owner's tax residence issued by the tax authorities of the Republic of Ireland (cover + Form C, issued by Ordinance no. 84404 approved and published by the Director of the Italian Revenue Agency on 10 July 2013, as it may be amended or renamed from time to time), before the relevant payments occur and at all events by no later than 31st January of each Calendar Year during the Royalty Term.

ARTICLE 6

DILIGENCE; REGULATORY
6.1
Licensee Diligence Obligation. From the date of transfer of the relevant MA to Licensee in accordance with this Agreement, Licensee shall use Commercially Reasonable Efforts to maintain such MA. To the extent there are no relevant MAs in a country in the Licensed Territory and without limitation of Company’s obligations under Section 6.2, Licensee shall assess whether it is commercially reasonable (within the meaning of the term Commercially Reasonable Efforts) to pursue, obtain and maintain Regulatory Approval in such country for the Licensed Product in the Field. Following Regulatory Approval in each country in the Licensed Territory, Licensee (by itself or with or through its Sublicensees or Third Party distributors that conduct any Commercialization activities in the Licensed Territory on Licensee’s behalf) shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in such countries in the Licensed Territory where Reimbursement Approval has been obtained. All of the foregoing shall be at Licensee’s sole cost and expense and in accordance with the terms of this Agreement and all applicable Laws. For the avoidance of doubt, subject to Section 3.3(a), Licensee shall have the exclusive right to determine, in its sole discretion, the Commercialization strategy for the Licensed Product in the Licensed Territory (including whether it is commercially reasonable (within the meaning of the term Commercially Reasonable Efforts) to pursue, obtain and maintain Regulatory Approval in those countries of the Licensed Territory where there are no MAs as of the Effective Date). Without prejudice to the foregoing or Sections 6.2 or 6.3, Licensee shall create a Development and Commercialization plan for the Licensed Territory within eighteen (18) months of the Effective Date which Licensee shall share with Company.
6.2
Development Responsibility. Company shall be responsible, at its cost, for promptly conducting any Development activities that are required by Regulatory Authorities in any EU Country, the United Kingdom and Switzerland, where such activities have not been successfully completed as of the relevant MA transfer approval date and are necessary for maintaining the Regulatory Approval in any such EU Country, the United Kingdom and/or Switzerland. Save as set out in the foregoing sentence, following the Effective Date, Licensee shall have the sole responsibility and decision-making authority to Develop Licensed Product in the Licensed Territory and to conduct (either itself or through one or more Sublicensees or subcontractors selected by Licensee) all non-clinical studies and Clinical Trials that Licensee reasonably determines in good faith are appropriate to obtain or maintain Regulatory Approval for the Licensed Product in the Licensed Territory in the Field, as well as any Clinical Trial (whether required or optional) commenced after Regulatory Approval. Following the Effective Date, Company shall use Commercially Reasonable Efforts, at its sole cost, to provide additional support as reasonably requested by Licensee in connection with regulatory activities necessary to maintain or obtain Regulatory Approvals for the Licensed Product in the Licensed Territory.
6.3
Commercialization.
(a)
Subject to the terms and conditions of this Agreement, as between the Parties, Licensee shall have sole responsibility and decision-making authority (either itself or through one or more Sublicensees or other Third Parties selected by Licensee), in all matters relating to the Commercialization of the Licensed Product in the Field in the Licensed Territory. Without limiting the generality of the foregoing, Licensee, at its sole expense, is solely responsible for and has full control over, all sales, marketing and other Commercialization activities for any Licensed Product in the Licensed Territory, including sole responsibility for any decisions and (subject to sub-Section (b) below) negotiations with relevant Regulatory Authorities regarding the price and reimbursement status of any Licensed Product in the Licensed Territory.
(b)
Licensee shall use Commercially Reasonable Efforts to obtain approval for the highest possible List Price and Reimbursement Price for the Licensed Product in the Licensed Territory. To the extent reasonably requested by Licensee, Company shall employ Commercially Reasonable Efforts to provide assistance to Licensee, at its own cost, in preparing applications for Reimbursement Approvals (including any supportive pharmaco-economic data and analysis available to Company) and assist where applicable in discussions with government and private insurers on reimbursement matters for the Licensed Product in the Licensed Territory. Without prejudice to the generality of the foregoing sentence, following the Effective Date, Company shall use Commercially Reasonable Efforts to continue all negotiations with Regulatory Authorities in Croatia, Ireland, Norway, Romania and Slovenia in relation to the Reimbursement Approval in such countries for the Licensed Product which are ongoing as of the Effective Date on Licensee's behalf, in close collaboration with Licensee and subject always to Licensee's decision-making authority in relation to the Commercialization of the Licensed Product in accordance with Section 6.3(a); it being understood that – at Licensee’s election – Company will appoint (or take any other action necessary to allow) Licensee to directly conduct, under Licensee’s sole responsibility and decision-making authority, those negotiations with Regulatory Authorities in Croatia, Ireland, Norway, Romania and Slovenia in relation to the Reimbursement Approval in such countries for the Licensed Product which are ongoing as of the Effective Date. Company shall use Commercially Reasonable Efforts, at its sole cost, to provide additional support as reasonably requested by Licensee in connection with the Commercialization of the Licensed Product in the Licensed Territory, which may include, by way of example, medical support, ongoing medical publications and global attendance at conferences, including funding, communication and publication of REDUCE-IT or other studies (including, but not limited to, investigator-sponsored studies or collaborative research) regarding the clinical benefit of the Licensed Product.
(c)
Licensee shall own all marketing and sales data and information resulting from its Commercialization of the Licensed Product in the Licensed Territory (the “Commercialization Data”). Upon request from Company (to be made no more than once per Calendar Year and during the last Calendar Quarter of such Calendar Year), and subject to applicable Law, Licensee shall provide to Company a copy of the Commercialization Data consisting of strategic imperatives, core messaging and brand positioning for the Licensed Product in the Licensed Territory with respect to that Calendar Year. Such Commercialization Data shall be provided “as-is” and without any requirement to reformat, provided that such Commercialization Data is provided as it was maintained and formatted in the ordinary course and, if reasonably requested by Company, Licensee shall provide instructions and other necessary assistance for Company to download and read all such Commercialization Data. Subject to applicable Law and the confidentiality obligations set forth herein, Licensee hereby grants to Company a royalty-free, fully paid-up, perpetual, irrevocable, non-terminable, exclusive right and license to use all such Commercialization Data (and the right to grant its Affiliates and Third Parties the right to use such Commercialization Data) solely in connection with the Development and Commercialization of the Licensed Product outside the Licensed Territory. Notwithstanding the foregoing, Licensee’s obligation to provide Commercialization Data and Company’s right to use such data shall be performed, or exercised, respectively, in all instances in accordance with all applicable Laws, including data privacy laws. For the avoidance of doubt, Licensee makes no warranty, forecast or representation with respect to such Commercialization Data.
6.4
Compliance with Laws. Each Party shall, and shall cause its Affiliates and its and their respective licensees, sublicensees (including Sublicensees) and subcontractors involved in the performance of activities contemplated by this Agreement to, conduct its activities under this Agreement in compliance with all Laws, including anti-corruption laws. Each Party shall, and shall require its Affiliates and its and their respective licensees, sublicensees (including Sublicensees) and subcontractors involved in the performance of activities contemplated by this Agreement to, not employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including under 21 U.S.C. Section 335a or any foreign equivalent thereof.
6.5
Regulatory Filings and Communications. As between the Parties, during the Term following transfer of the MAs from Company in accordance with the Transition Plan (if applicable), Licensee shall solely own and have the exclusive right to maintain all Regulatory Documents and Regulatory Approvals for the Licensed Product in the Licensed Territory, including the MAs, and shall act as the sole point of contact for communications with Regulatory Authorities in connection with the Development or Commercialization of the Licensed Product in the Licensed Territory in the Field.
6.6
Regulatory Costs. Save with respect to costs relating to the transfer of the MAs in accordance with the Transition Plan (which shall be at Company's cost), Licensee shall be responsible for all costs and expenses of preparing, maintaining, formatting, and filing Regulatory Documents related to the Development or Commercialization of the Licensed Product in the Licensed Territory in the Field and for all other costs and expenses in connection with seeking and maintaining Regulatory Approval for the Licensed Product in the Licensed Territory in the Field.
6.7
No Harmful Actions.
(a)
Licensee. Licensee shall not take any action with respect to the Licensed Product in the Licensed Territory that could reasonably be expected to have a material adverse impact upon the regulatory status of the Licensed Product outside the Licensed Territory. If Company believes that Licensee is taking or intends to take any action that could reasonably have such an impact, Company shall promptly notify Licensee in writing.
(b)
Company. After the Transition Period, Company shall not take any action with respect to the Licensed Product outside the Licensed Territory that could reasonably be expected to have a material adverse impact upon the regulatory status of the Licensed Product in the Licensed Territory. If Licensee believes that Company is taking or intends to take any action that could reasonably have such an impact, Licensee shall promptly notify Company in writing.
(c)
Process. Promptly following delivery of a notice under Section 6.7(a) or (b), the Parties shall meet to discuss whether any such action reasonably would be expected to have such an impact, and potential alternative courses of action that either Party could take to avoid such an impact. Without prejudice to the provisions set forth under Section 6.3(a), if the Parties cannot reach agreement as to such matters, then either Party may refer such matters for resolution pursuant to Section 13.2.
6.8
Adverse Event Reporting and Safety Data Exchange. The Parties agree that, after the Transition Period, (a) Company shall have primary responsibility for the monitoring of all clinical experiences and filing of all required reports concerning the Licensed Product outside the Licensed Territory and (b) Licensee shall have primary responsibility for the monitoring of all clinical experiences and filing of all required reports concerning the Licensed Product inside the Licensed Territory. Specific details regarding the exchange and management of information relating to Adverse Events with respect to the use of the Licensed Product shall be delineated in the Safety Data Exchange Agreement to be entered by Parties promptly, but in any event within ninety (90) days, after the Effective Date based on the form set forth in Schedule D hereto.
6.9
Right of Reference. Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized in any other jurisdiction), to all data and Know-How included or incorporated in such Party’s Regulatory Documents that relates to any Licensed Product solely for purposes of supporting regulatory filings and seeking Regulatory Approval for the Licensed Product (where Licensee is such other Party) or any of Company’s products, whether under development or otherwise (where Company is such other Party); provided that each Party shall have the right to redact any data or other information that does not relate to the performance of the Licensed Product. Each Party shall provide to such other Party a signed statement to this effect, if requested by such other Party, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law in any other jurisdiction).
ARTICLE 7

SUPPLY AND PURCHASE OF LICENSED PRODUCT

7.1
Purchase and supply requirements. Except to the extent set forth in Section 7.9, Licensee shall purchase all of Licensee’s and its Affiliates and Sublicensees’ requirements of Licensed Product under this Agreement, for Development and Commercialization in the Licensed Territory, from Company, on and subject to the terms and conditions set forth in this ARTICLE 7. Company shall exclusively supply Licensed Product to or for the benefit of the Licensee in the Licensed Territory.

7.2
Forecasting and Ordering.
(a)
By the tenth (10th) calendar day of every month during the Term, or, if such day is not a Business Day, the next Business Day, Licensee shall provide to Company a rolling forecast schedule of Licensee’s and its Sublicensees’ estimated orders for Licensed Product for the following [***] period following the date of submission of that forecast (“Rolling Forecast Schedule”). The Rolling Forecast Schedule shall show estimates of Licensed Product volumes to be ordered on a monthly basis, and be consistent with the Minimum Order Quantity, out to [***] from the date of submission of that forecast, and shall be updated and submitted to Company on a monthly basis.
(b)
The Unit order estimates for Licensed Product detailed in the first [***] of each Rolling Forecast Schedule will be the “Binding Forecast” and Licensee may not increase or decrease its Unit order estimates for Licensed Product stated in a Binding Forecast. Additionally, the Unit order estimates for Licensed Product detailed in [***] of the Rolling Forecast Schedule shall be the “Semi-Binding Forecast” and Licensee may only increase or decrease its Unit order estimates for Licensed Product stated in a Semi-Binding Forecast for [***] by no more than [***] of the Unit order estimates first specified in a Semi-Binding Forecast for that month, and for [***] by no more than [***] of the Unit order estimates first specified in a Semi-Binding Forecast for that month. Outside of the Binding Forecast, Licensee shall have the right to change the amount of individual SKUs within the same Unit order estimates in each month, provided that the aggregate total of such order is consistent with the Minimum Order Quantity and this Section 7.2(b). The Unit order estimates for Licensed Product detailed in the remaining months of the Rolling Forecast Schedule shall be considered non-binding on each Party.
(c)
The Binding Forecast shall constitute a binding commitment on Licensee to purchase such specified volumes of Licensed Product in one or more orders (each, a “Firm Order”). Unless otherwise agreed for a specific order with Company, Licensee acknowledges and agrees that each Firm Order shall be consistent with the Minimum Order Quantity and a lead time of [***]; provided, that once per Calendar Year during the Term, Licensee may issue one (1) Firm Order for [***] Units of an individual SKU and such Firm Order shall be deemed consistent with the Minimum Order Quantity. The Parties shall discuss and re-evaluate, acting reasonably and in good faith, the Minimum Order Quantity three (3) years after the First Commercial Sale of Licensed Product in the Licensed Territory.
(d)
Firm Orders shall be issued by Licensee pursuant to Section 7.2(b) either electronically or by such other means and to such location or contact person or system as Company may specify in writing to Licensee from time to time. Within ten (10) Business Days of receipt of each Firm Order, Company shall: (i) accept such order; or (ii) have the right to reject each such Firm Order received from Licensee which is not in line with the Binding Forecast. If Company rejects a Firm Order, Company shall provide its reasons for the rejection within ten (10) Business Days of receipt of the Firm Order and, if requested by either Party, the Parties in good faith will discuss the reasons for the rejection and will consider Firm Order amendments that are proposed by either Party. If Company does not accept or provide any reasons for rejecting such Firm Order within such ten (10) Business Day period and such Firm Order is fully consistent with the Binding Forecast, the Minimum Order Quantity and a lead time of at least [***] from Company’s receipt of the Firm Order, then such Firm Order shall be deemed accepted by Company. Company will provide Licensee with monthly written updates of all confirmed delivery dates for Licensed Product for all then outstanding Firm Orders, together with details of the applicable delivery date for each such Firm Order.
7.3
Delivery.
(a)
Licensee will take delivery of all Licensed Product within a reasonable period of time, which shall not exceed [***] after notification by Company to Licensee that such Licensed Products are ready for delivery pursuant to the Delivery Terms. Company shall procure the delivery of the Licensed Product on the date and to the location specified in the relevant Firm Order in accordance with the Delivery Terms; provided that the quantity and delivery time of the Licensed Product to be delivered by Company may vary by plus or minus [***] or plus or minus [***] Business Days, as applicable, from the quantities and delivery dates specified in the relevant

Firm Order, and such variance shall not constitute a breach of this Agreement by Company; provided, further, that the delivery date shall not be less than [***] from the date of Company’s receipt of the Firm Order.
(b)
Unless otherwise agreed in writing between the Parties or unless it is not otherwise stipulated in the applicable Firm Order, Company shall deliver the Licensed Product with a minimum remaining shelf life of at least [***]. The Licensed Product shall be delivered in such packaging as the Parties may agree in writing from time to time and as approved by the relevant Regulatory Authority. The Parties agree that additional conditions will be agreed to reflect Licensee’s responsibilities related to Licensed Product shelf-life requirements and delivery timeline for specific tenders in the Licensed Territory. Where Licensee has agreed to accept the Licensed Product delivered with an unexpired shelf life of less than [***], such quantities of Licensed Product will be supplied on a sale or return basis.
(c)
Risk of loss of the Licensed Product shall pass from Company to Licensee in accordance with the Delivery Terms. Title in and to the Licensed Product shall pass from Company to Licensee on delivery in accordance with the Delivery Terms.
7.4
Invoicing and Payment.
(a)
The price payable for the Licensed Product supplied under this ARTICLE 7 shall be, on a per Unit basis,
(i)
during the Royalty Term, the Supply Price; and
(ii)
following expiry of the Royalty Term, the Cost of Goods plus [***] mark-up, subject to a maximum per Unit price of [***].
(b)
Company or one of its Affiliates shall invoice Licensee in United States Dollars ($) upon or following each delivery of Licensed Product made in accordance with Section 7.3. Each invoice shall specify:
(i)
the amount payable for the Licensed Product delivered in accordance with the Delivery Terms, calculated in accordance with Section 7.4(a);
(ii)
the quantity of Licensed Product delivered; and
(iii)
the amount of any applicable VAT and Indirect Taxes due in respect of the Licensed Product delivered.
(c)
Licensee or one of its Affiliates shall pay each invoice issued by Company in accordance with Section 4.3.
7.5
Royalties. Commencing with the First Commercial Sale of any Licensed Product in any country in the Licensed Territory and ending, on a country-by-country basis, when Generic Entry occurs (the “Royalty Term”), Licensee shall [***] pay Company royalties on a country-by-country basis based on the Net Sales of Licensed Product sold by Licensee or its Sublicensees in such country during each Calendar Quarter (“Royalty Payments”), which shall be equal to the amount calculated as the difference between: [***] of aggregate Net Sales and the Aggregate Supply Price for the relevant Calendar Quarter. A calculation example of Royalty Payment for a country of the Licensed Territory is attached hereto as Schedule K.
7.6
Royalty Reports.
(a)
Licensee shall submit to Company a Royalty Report for each Calendar Quarter during the Royalty Term within fifteen (15) Business Days of the end of each applicable Calendar Quarter.
(b)
Royalty Reports shall further include a detailed calculation of all Royalty Payments due from Licensee to Company during the relevant Calendar Quarter. In the event that such Royalty Report shows that the Royalty Payment calculation (i.e. the difference between [***] of aggregate Net Sales and the Aggregate Supply Price for the relevant Calendar Quarter) is: (a) a positive amount, Licensee shall pay Company the applicable Royalty Payment in accordance with Section 4.3; or (b) a negative amount, Company shall pay to Licensee such negative amount in accordance with Section 4.3.
7.7
Records and Audit. (a) Licensee shall keep, and shall cause its Sublicensees to keep, complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Company under this Agreement, and (b) Company shall keep, and shall cause its Sublicensees to keep, complete, true and accurate books of account and records for the purpose of showing the calculation of the COGS, Supply Price and Aggregate Supply Price payable to Company under this Agreement. Such books and records shall be kept at the applicable Party (or, in case of Licensee, its Sublicensees) principal place of business during the term of this Agreement and for a period of three (3) years following the end of the Calendar Year to which they pertain. Each Party will allow, and Licensee will require each of its Sublicensees to allow, an independent, certified public accountant reasonably acceptable to such Party, which acceptance will not be unreasonably withheld, conditioned, or delayed, to audit or inspect those records. Such inspection will be conducted remotely at such time as the Parties reasonably agree, or, if electronic versions of such books and records are not reasonably available, during normal business hours at such place where such records are customarily kept, no more than once in any twelve (12) month period (unless a prior audit during such period revealed an underpayment to Company) and upon at least thirty (30) days prior written notice. Each Party agrees to hold in confidence all information learned in the course of any audit or inspection, except to the extent necessary to reveal such information in order to enforce rights under this Agreement or if disclosure is required by Law. Any person or entity conducting such audit or inspection will agree in writing to (a) treat all records reviewed in the course of the audit or inspection as the confidential information of the applicable Party or Sublicensee and (b) in relation to payments made by Licensee, disclose to Company only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement and the specific details concerning any discrepancies. Any inspections made under this Section 7.7 shall be at the expense of the auditing Party, unless an underpayment to Company under this Agreement by an amount of five percent (5%) or more is discovered in the course of any such inspection, whereupon all reasonable out-of-pocket costs relating to such inspection shall be paid by Licensee. Licensee shall promptly (but in any event within five (5) Business Days) pay to Company the full amount of any underpayment, together with interest thereon pursuant to Section 4.3(c). If an inspection discloses an overpayment by Licensee, Company shall credit

Licensee such overpaid amount against payments due for the next Calendar Quarter, or if no further amounts are due from Licensee to Company hereunder, Company shall promptly (but in any event within five (5) Business Days) refund such overpayment.
7.8
Safety stock. Company shall maintain, or procure the maintenance of, commercially reasonable levels of safety stock of components and input materials, including API, required for the Manufacture of Licensed Product for the Licensed Territory.
7.9
Shortage and inability to supply. Either Party shall promptly notify the other Party of any material supply constraint (other than a Recall) which such Party reasonably expects will impact Company’s ability to supply Licensed Product in volumes consistent with the Firm Orders ( “Supply Constraint”), and Company and Licensee shall discuss in good faith whether such Supply Constraint exists and, if so, any strategies to mitigate the Supply Constraint. In the event of a Supply Constraint, Company shall not de-prioritize the supply of Licensed Product to Licensee as compared to itself or any other customer. In the event of a Supply Constraint that results in Company failing to supply at least [***], Licensee may request in writing that Company prepare a corrective action plan within five (5) Business Days of such request that sets forth the reactive and proactive steps reasonably necessary to mitigate the Supply Constraint. Licensee shall provide its written approval of Company’s proposed corrective action plan within a further five (5) Business Days (which approval will not be unreasonably withheld, conditioned or delayed); provided, that Licensee may provide reasonable comments in relation to the Company’s proposed corrective action plan, which Company shall use commercially reasonable efforts to implement into a revised proposed corrective action that is provided within another five (5) Business Days and again subject to the approval process set forth in this sentence. In the event that (a) the Company does not provide a draft corrective action plan within five (5) Business Days; or (b) within sixty (60) days of Licensee’s written approval of the corrective action plan, Company has not implemented such corrective action plan, Licensee shall forthwith have the right to directly appoint a Manufacturing source (including a CMO) for supply of the Licensed Product in the Licensed Territory. If at any time after the foregoing, Company is again able to supply Licensee in accordance with the terms and conditions of this ARTICLE 7, Licensee shall continue to have the right to purchase its requirements of Licensed Product either from Company or from the alternate Manufacturing source for a period of [***]. On expiry of the [***] period, Licensee shall purchase all of its requirements for Licensed Product from the Company on and subject to the terms hereof. For the avoidance of doubt, during the period in which the Licensee is entitled to obtain supply of the Licensed Product from an alternate Manufacturing source, the exclusive purchase obligation under Section 7.1 shall be suspended and the Licensee shall be entitled to treat the aggregate supply price paid to such alternate Manufacturing source for the Licensed Product as if it were the Aggregate Supply Price for the purpose of calculating the Royalty Payment under Section 7.5. Company undertakes to use Commercially Reasonable Efforts to assist Licensee and the Manufacturing source appointed by Licensee, in the completion of a technology transfer required to allow such Manufacturing source to Manufacture the Licensed Product, including the grant of any necessary licenses.
7.10
Inventory and Storage Conditions.
(a)
Unless otherwise expressly set forth herein or agreed in writing by Company, Licensee shall not be entitled to return expired Licensed Product to Company and shall be responsible for the safe and secure disposal of all such expired Licensed Product at its own cost and expense.
(b)
Licensee shall ensure that its inventory of Licensed Product is insured from the date of delivery (as determined in accordance with the Delivery Terms) with a reputable insurer on terms that are in accordance with industry practices (including against damage or loss arising from fire or theft).
(c)
Licensee shall establish and shall throughout the Term maintain an inventory management program to ensure that its inventory of Licensed Product supplied by Company is sufficient to satisfy patient demand in the Licensed Territory.
(d)
For such period as each Party is in possession or control of the Licensed Product, such Party shall ensure or procure that that the Licensed Product is maintained in good saleable condition. Without limiting the generality of the foregoing, each Party shall transport and store all Licensed Product securely and in accordance with:
(i)
the environmental requirements set out on the Licensed Product packaging (including appropriate climatic controls);
(ii)
the Product Specifications and the Quality Agreement;
(iii)
applicable Good Distribution Practice; and
(iv)
all applicable Laws.
7.11
Acceptance and Rejection of the Licensed Product.
(a)
Licensee shall notify Company in writing of its rejection of any Licensed Product supplied to Licensee by Company pursuant to this Agreement or supplied by Company prior to the SOTC Date in accordance with 3.3 (“Rejection Notice”) as follows: (i) in the case of Defects that are readily discoverable upon a physical inspection of a Licensed Product shipment, Licensee shall deliver a Rejection Notice to Company within thirty (30) calendar days after Licensee or its designated facility has received such Licensed Product shipment, or (ii) in the case of a latent Defect or any Defect that was not obvious and could not be readily discovered from a physical inspection of the Licensed Product supplied, Licensee shall deliver a Rejection Notice within fifteen (15) days of the date that Licensee discovers such defect, but in any event prior to the expiration date of the shelf life of such Licensed Product. Failure to provide a Rejection Notice to Company within the applicable period shall constitute acceptance by Licensee of the shipment for all purposes. Rejection Notices that are provided by Licensee shall state in reasonable detail (sufficient to enable Company to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why Licensee believes the Licensed Product is Defective. Licensee shall, within five (5) Business Days of the delivery by Licensee of any such Rejection Notice, provide samples of the Licensed Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Licensee on the Licensed Product being rejected.

(b)
Licensee’s test results or basis for rejection shall be conclusive unless Company notifies Licensee within ten (10) Business Days of receipt by Company of the Rejection Notice that it disagrees with such test results or basis for rejection. If Licensee and Company fail to agree within ten (10) Business Days after Company’s notice to Licensee as to whether any Licensed Product identified in the Rejection Notice deviates from the Product Specifications or fails to materially comply with the Licensed Product warranties contained herein, representative samples of the batch of the Licensed Product in question, together with mutually agreed upon questions, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. The results of such applicable independent evaluation shall be binding upon the Parties. If Company and Licensee determine by agreement, or if such evaluation certifies that the Licensed Product was properly rejected by Licensee, Licensee may reject the Licensed Product in the manner contemplated by Section 7.11. The Party that is determined to have been incorrect in its determination of whether the Licensed Product is Defective shall pay all of the costs of such independent evaluation, including laboratory fees and additional shipping and transportation costs. Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, Licensee and Company shall each pay fifty percent (50%) of such upfront fees; provided that if it is determined by the independent laboratory or consultant that either Party shall have been incorrect in its determination as to whether the Licensed Product is Defective, such incorrect Party shall reimburse the other Party for such fifty percent (50%) of such fees within ten (10) Business Days of such determination by the independent laboratory or consultant, as the case may be.
(c)
If any order of a Licensed Product is rejected by Licensee, Licensee’s obligation to pay Company in respect of the rejected Licensed Product shall be suspended until such time as the rejection is determined or otherwise agreed to be incorrect pursuant to Section 7.11(b). If only a portion of an order is rejected, only the duty to pay the amount allocable to such rejected portion shall be suspended.
(d)
In the event an order or partial order of Licensed Product is rejected by Licensee pursuant to the provisions of this Section 7.10, the Defective shipment of Licensed Product, or the Defective portion thereof, shall be held for Company’s disposition, or shall be returned to Company, in each case at Company’s expense, as directed by Company.
(e)
Subject to 7.12, Licensee’s sole remedy for Defective Licensed Product, Company shall, at Licensee's option either: (i) provide a credit for all amounts paid for such Defective Licensed Product in accordance with Section 7.4(a); or (ii) replace the Defective shipment of such Licensed Product, or the Defective portion thereof, with conforming Licensed Product, in each case as soon as reasonably possible after receipt of the Rejection Notice, and in any event within the later of forty-five (45) days after receipt of the Rejection Notice and thirty (30) days of an independent testing decision in favor of Licensee at no cost to Licensee. Company shall have no obligation to Licensee or to any Third Party with respect to any defective Licensed Product supplied by Company to the extent that such Defect is attributable to the failure by Licensee, its Affiliates, or any Third Party to properly store, transport or care for such Licensed Product after Licensee takes delivery of such Licensed Product at Company’s warehouse in accordance with Section 7.3.

7.12
Product Recall. In the event that either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Licensed Product which was sold under this Agreement (a “Recall”), Licensee and Company shall promptly consult with each other in good faith as to how best to proceed in a manner consistent with the Quality Agreement, it being understood and agreed that the final decision as to any Recall of any Licensed Product sold by Licensee or its Affiliates or its Sublicensees in the Licensed Territory shall be made by Licensee, as Licensee is responsible for notifying regulatory agencies of any recall market withdrawals, etc. with respect to the Licensed Product in the Licensed Territory, provided, however, that neither Party shall be prohibited hereunder from taking any action that it is required to take by applicable Law. Each of Company and Licensee shall make a permanent, complete and accurate record of all costs incurred by it in connection with any Recall of a Licensed Product.
(a)
To the extent any Recall or seizure of any Licensed Product sold by Licensee or its Affiliates or Sublicensees in the Licensed Territory is caused by or is the result of the breach or default of any covenant, warranty or obligation in this Agreement by Company, or the negligence of Company (or any Licensed Product manufacturer engaged by Company) (any of such events being referred to as “Company’s Fault”), Company shall (i) reimburse (or at Licensee’s option, credit) Licensee for all reasonable and documented out-of-pocket costs and expenses reasonably incurred by Licensee or its Affiliates in connection with the Recall or seizure, including replacing the Licensed Product subject to the Recall or seizure and (ii) to the extent provided in ARTICLE 11, indemnify and hold Licensee and its Affiliates harmless from and against any and all damages to or claims by third parties associated with or resulting from any such Recall or seizure.
(b)
To the extent any Recall or seizure of any Licensed Product sold by Licensee or its Affiliates or its Sublicensees is caused by or is the result of the breach or default of any covenant, warranty or obligation in this Agreement or any applicable sublicense agreement by Licensee or its Affiliates or its Sublicensees or the negligence of Licensee or its Affiliates or its Sublicensees (or any subcontractor or other Third Party engaged by Licensee or its Affiliates or its Sublicensees) (any of such events being referred to as “Licensee’s Fault”) Licensee shall (i) reimburse Company or its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Company or its Affiliates in connection with the Recall or seizure and (ii) to the extent provided in ARTICLE 11, indemnify and hold Company and its Affiliates harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall or seizure.
(c)
If the cause or reason of any Recall or seizure of any Licensed Product sold by Licensee or its Affiliates or its Sublicensees is the result of both Company’s Fault and Licensee’s Fault, then Company and Licensee shall be responsible for the payment of reasonable and documented out-of-pocket costs and expenses incurred by either Party in connection with the Recall or seizure and all damages to or claims by Third Parties associated with or resulting from such Recall or seizure in proportion to the relative fault of each Party in causing such Recall or seizure.
(d)
If there is any Recall or seizure of any Licensed Product sold by Licensee or its Affiliates or its Sublicensees and the cause or reason of such Recall or seizure is not the result of Company’s Fault or Licensee’s Fault, the Parties shall be each be responsible for its own costs and losses in connection with such Recall or seizure and any damages to or claims by Third Parties against it associated with or resulting from any such Recall or seizure.
(e)
If Company and Licensee cannot agree which party is at fault or the relative degree of fault if both Parties are at fault, then such dispute shall be resolved in accordance with Section 13.2.
(f)
Prior to any reimbursement pursuant to this Section 7.12 the Party claiming reimbursement shall provide the other Party with all available documentation of all reimbursable costs and expenses.
7.13
Product Testing. Company shall conduct, or cause to be conducted by a Third Party that supplies Licensed Product for or on behalf of Company, all physical parameters and in-process testing with respect to each batch of Licensed Product to be supplied pursuant hereto prior to delivery thereof to Licensee. Company shall perform quality control testing at its own expense on representative samples of each batch of Licensed Product to determine/verify it meets Product Specifications. Without prejudice to the provisions of the Quality Agreement, Company will provide Licensee with each shipment of Licensed Product, a Certificate of Analysis and Certificate of Compliance certifying the applicable Licensed Product has met Product Specifications. Company or its Third Party suppliers, shall retain a sample of each batch tested for at least the shelf life of such batch, or such longer period as may be required by applicable Law.
7.14
Change Control
(a)
Any Change will be made in accordance with the terms of the Quality Agreement.
(b)
The fees and costs for Change Requests made by either Party shall be allocated as follows: (i) subject to Section 7.14(a)(ii), where the Change is requested by a Party, that Party shall be responsible for the fees, costs and expenses; and (ii) where the Change is requested by a Regulatory Authority or is due to a change in Law in the Licensed Territory, the Parties will discuss in good faith how to allocate the relevant costs, fees and expenses, taking into account the value of the benefits for each Party from the required change.
(c)
Should any of Licensee’s Regulatory Approvals for the Licensed Product in the Licensed Territory require amendment as a result of any Change, Company shall make available to Licensee free of charge the necessary documentation in a form suitable for submission to the applicable Governmental Bodies, and shall provide Licensee with reasonable assistance to enable Licensee to amend its Regulatory Approvals for the Licensed Product in the Licensed Territory to the extent required.
7.15
CMO Management and CMO Audit
(a)
Company will develop, maintain and keep current a disaster recovery and business continuity plan for the Manufacture and supply activities under this Agreement, including those performed by its CMOs, consistent with regularly accepted industry standards.

(b)
Company shall not, and shall ensure that its Affiliates do not, exercise any termination right under any agreement with any CMO without having in place alternative arrangements to support continuation of the relevant Manufacturing activities that are required for performance of Company’s obligations to supply Licensed Product to Licensee under this Agreement.
(c)
The Parties’ respective rights and obligations with respect to quality audits, compliance audits and for-cause audits and other quality control activities relating to the Manufacturing and delivery of the Licensed Product will be further described and set forth in the Quality Agreement. Company shall not pass through any costs for any inspection and auditing activities undertaken by Company at the CMO facilities or any CMO storage sites.
7.16
Quality Agreement. The Parties shall enter into the Quality Agreement promptly, but in any event within fifteen (15) days, after the Effective Date substantially based on the form set forth in Schedule E hereto.
ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS; DISCLAIMER
8.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:
(a)
such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;
(b)
such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)
this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and by general equitable principles including judicial principles affecting the availability of specific performance;
(d)
the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Person the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party, such Party’s charter documents, bylaws, or other organizational documents or any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Body presently in effect applicable to such Party;
(e)
such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or would adversely affect the diligent and complete fulfillment of its obligations hereunder;

(f)
such Party has all right, power, and authority to enter into this Agreement and to perform its obligations under this Agreement;
(g)
there is no pending proceeding that has been commenced against such Party that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby;
(h)
neither such Party nor any of its Affiliates has in the last ten (10) years employed or otherwise used in any capacity the services of any Person debarred under United States Law, including under 21 U.S.C. § 335a or any foreign equivalent thereof;
(i)
neither Party has in the last ten (10) years or will violate any provision of the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the U.K. Bribery Act 2010, or any other foreign or domestic laws or regulations similar to the foregoing; or made or make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with this Agreement, and each Party has policies and procedures to ensure, and which are reasonably expected to ensure, continued compliance with the provisions of this Section 8.1(i);
(j)
neither Party has in the last ten (10) years or will, directly or indirectly, offer or pay, or authorize any offer or payment, of any money or anything of value or improperly or corruptly seek to influence any Government Official (defined below) or any other Person in order to gain an improper business advantage, and has not accepted, and will not accept in the future, such a payment. For purposes of this paragraph, “Government Official” shall be broadly interpreted and means: (i) any elected or appointed official of a non-U.S. Governmental Body (e.g., a legislator or a ministry member of a non-U.S. Governmental Body); (ii) any employee or individual acting for or on behalf of an official of a non-U.S. Governmental Body or an enterprise performing a function of, or owned or controlled by, a non-U.S. Governmental Body (e.g., a healthcare professional or a researcher employed by a hospital or university operated by a non-U.S. Governmental Body); (iii) any non-U.S. political party officer, candidate for non-U.S. public office, or employee or individual acting for or on behalf of a non-U.S. political party or candidate for public office; (iv) any employee or individual acting for or on behalf of a public international organization; (v) any member of a royal family or a member of a non-U.S. military; or (vi) any individual otherwise categorized as any of the foregoing under applicable Law; and
(k)
no consent, approval or authorization by any Person or Governmental Body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.
8.2
Company’s Additional Representations and Warranties. Company represents and warrants to Licensee that:
(a)
it shall Manufacture, or procure the Manufacture of, the Licensed Product in accordance with: (a) the Product Specifications; (b) the Quality Agreement (to the extent relevant); (c) the Regulatory Approvals; and (d) GMP; provided that, for any breach of this Section (a), Company’s sole obligation and liability and Licensee’s sole remedy shall be as set forth in 7.11;

(b)
all Licensed Product supplied to Licensee by Company in accordance with this Agreement will meet the Product Specifications as of the date that title to such Licensed Product is delivered to Licensee; provided that, for any breach of this Section 8.2(b), Company’s sole obligation and liability and Licensee’s sole remedy shall be as set forth in 7.11;
(c)
all Licensed Product supplied to Licensee by Company in accordance with this Agreement will be free and clear of any liens, claims, encumbrances and security interests;
(d)
Development of the Licensed Product has been and as of the Effective Date is being conducted in material compliance with applicable Law;
(e)
Company has not received any warning letters or written correspondence from the EMA or any other Regulatory Authority commencing or threatening withdrawal of any Regulatory Approval for the Licensed Product;
(f)
with the exception of the Existing Distribution Agreements listed in Schedule H hereto, Company has not granted to any Third Party the right to Develop or Commercialize the Licensed Product in the Licensed Territory.
(g)
Company has the full right, power and authority to grant the licenses and sub-licenses to Licensee under the Company Intellectual Property as purported to be granted pursuant to this Agreement;
(h)
Schedule B of this Agreement contains a list of all Company Patents that are owned or Controlled by Company as of the Effective Date and to Company’s Knowledge are necessary for the Development or Commercialization of the Licensed Product in the Field in the Licensed Territory;
(i)
as of the Effective Date, all Company Patents are in full force and effect and Company and its Affiliates do not have Knowledge of, and Company and its Affiliates have not received, a written claim (i) except as set forth in Schedule F, challenging the validity, enforceability, or ownership of any Company Intellectual Property or (ii) to the effect that the Development, Manufacture or Commercialization of any Licensed Product infringes any Patents of any Person or misappropriates any Know-How of any Person;
(j)
Company will not terminate during the Term (other than in the case of material breach by [***] (or any of its successors or assigns) [***], in which case Company shall ensure continuity of Licensee’s sub-license rights upon such termination with respect to [***]), and has not given and will not give [***] any reasonable cause to terminate the license to [***] for breach of Sections [***] the [***], including, for the avoidance of doubt, by failing to perform or comply with Company’s payment or other obligations under Sections [***] the [***];
(k)
to Company’s Knowledge, no Intellectual Property Rights or technology utilized by any CMO for the Manufacturing of Licensed Product as of the Effective Date infringe upon or misappropriate the Intellectual Property Rights or other rights held by any Third Party;
(l)
all MAs for the Licensed Product in the Licensed Territory existing as of the Effective Date are validly held by Company or its Affiliates, and Company or its Affiliates

have in their possession or control copies of all dossiers relating to such MAs as are listed in the Transition Plan, and no licenses are in place and no proceeding is pending seeking the suspension, limitation, variation or revocation of any such MA which, to Company’s Knowledge, would impact Licensee's ability to market the Licensed Product after the Effective Date in the Licensed Territory;
(m)
Company has compiled, stored and maintained each Licensed Product dossier in accordance with applicable Laws and to Company’s Knowledge as of the Effective Date there are no material omissions or gaps in such dossiers which would have an adverse effect on the Development, Manufacture and supply or Commercialization of the Licensed Product after the Effective Date in the Licensed Territory; and
(n)
Company has made available to Licensee, information regarding the Licensed Product, and to Company’s Knowledge such information (excluding any forward-looking statements) is true and accurate in all material respects;
(o)
the License Fee, the Sales Milestone Payments, the Royalty Payments and Supply Price remunerate the activities exclusively carried out by Company as indicated under this Agreement;
(p)
Company: (i) is the rightful recipient of the License Fee, the Sales Milestone Payments, the Royalty Payments and the Supply Price which remunerate rights and obligations legally and economically belonging to Company that form part of the subject matter of this Agreement; (ii) will be ordinarily liable to tax as a resident of the Republic of Ireland;
(q)
the License Fee, the Sales Milestone Payments, the Royalty Payments and the Supply Price fairly reflect consideration ultimately due to Company with respect to its role within the transactions covered by this Agreement and have not been adjusted as a consequence of any special relationship between the Company and any other Person; and
(r)
As of the Effective Date, the total number of Employees (as defined in Schedule I) is [***]. As of the Effective Date, neither the Company nor any of its Affiliates have made an offer of employment to any Person which if accepted would render that Person an Employee. For clarity nothing in this Agreement will limit Company and or its Affiliates ability to hire any Person after the Effective Date to the extent that such Person would not constitute an Employee.
8.3
Additional Covenants. During the Term, and except as required by Law, subpoena or court order, Licensee agrees, on behalf of itself and each of Sublicensees (and shall require each of its Sublicensees to agree in writing) that it shall not, and it shall not enable, engage or encourage any Person to, commence, participate in or assist in any way in patent opposition, revocation, declaratory judgment, reexamination, post-grant review or other proceedings seeking to invalidate or render unenforceable any Company Patent. Licensee acknowledges and agrees that (a) any breach of the terms of this Section 8.3 by Licensee or by a Sublicensee that is an Affiliate of Licensee (which shall be deemed a direct breach by Licensee), shall be a material breach of this Agreement that entitles Company to terminate this Agreement with immediate effect and without notice or any other obligation or requirement and (b) any breach of the terms of this Section 8.3 by a Third Party Sublicensee shall be a material breach of this Agreement that entitles Company to terminate this Agreement pursuant to Section 10.2.
8.4
Employment matters. The employment provisions set out in Schedule I (including the Annexes contained therein) shall apply to the arrangements contemplated by this Agreement.
8.5
Compliance matters. Each Party has in place internal codes of conduct and policies which they will comply with and maintain throughout the Term. Such codes and policies include but are not limited to: protections for good faith whistleblowing; requirements to comply with all anti-slavery and human trafficking Laws from time to time in force and all applicable Laws that restrict exports and govern international business transactions (as i.e.: US, UN, EU and UK export controls, embargo and sanction regulations).
8.6
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING AS SET FORTH IN THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF DESIGN, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, AND NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
ARTICLE 9

CERTAIN INTELLECTUAL PROPERTY MATTERS
9.1
Ownership of Existing Intellectual Property Rights. Each Party and its Affiliates shall retain ownership of its own Intellectual Property Rights existing as of the Effective Date or made by that Party or its Affiliates independently of the activities performed under this Agreement, and the other Party shall have no rights to use such Intellectual Property Rights save as expressly permitted herein.
9.2
Ownership of New Intellectual Property Rights.
(a)
Any Intellectual Property Rights conceived, created, generated or developed by Licensee or its Affiliates or Sublicensees in connection with their respective activities under this Agreement shall, as between the Parties, be solely owned by Licensee and its Affiliates; provided that, if Licensee or its Affiliates or Sublicensees conceive, create, generate or develop any Intellectual Property Rights that are related to the Development or Commercialization of the Licensed Product, or constitute an improvement of any Company Intellectual Property, then such Intellectual Property Rights shall be deemed Company Intellectual Property to the extent they are related to the Development or Commercialization of the Licensed Product, or constitute an improvement of any Company Intellectual Property (“Company IP Developments”), and solely owned by Company and its Affiliates and licensed to Licensee and its Affiliates pursuant to Section 2.1 above. In accordance with the foregoing, Licensee hereby assigns, and shall cause its Affiliates and Sublicensees to assign, to Company or its designee all right, title and interest in, to and under such Company IP Developments held by Licensee or its Affiliates or Sublicensees.

(b)
Company shall not knowingly utilize or incorporate in its development of the Licensed Product or the performance its activities under this Agreement any Intellectual Property Rights of a third party unless Company has or obtains the right to sublicence such Intellectual Property Rights to Licensee to the extent necessary to Develop and Commercialize the Licensed Product in the Licensed Territory in the Field and without further compensation being payable by Licensee to Company or any Third Party, without Licensee’s express prior written consent.
9.3
Prosecution and Maintenance of Company Patents and Company Trademarks.
(a)
Company shall be responsible for the preparation, filing, prosecution (including, as applicable, any supplementary protection certificates and any interferences, oppositions, inter partes review, post-grant reissue proceedings and reexaminations) and maintenance of all Company Patents and Company Trademarks (“Company Registered IP”) in the Licensed Territory. Company shall take use commercially reasonable efforts to file, prosecute, maintain, and defend (in post-grant review or opposition proceedings), Company Registered IP in the Licensed Territory. Company shall promptly keep Licensee reasonably informed of the status of the preparation, filing, prosecution, and maintenance of any Company Registered IP, and shall discuss steps with regard to the preparation, filing, and strategy (including timing of filing, data to be included, and scope of claims of patent applications) with respect to such Company Registered IP, and shall reasonably consider and take account of Licensee’s reasonable comments in respect of the preparation, filing, and strategy (including timing of filing, data to be included, and scope of claims of patent applications) with respect to such Company Registered IP during the Term. Notwithstanding the foregoing, during the Term, Licensee shall, in its sole discretion, have the right to decide whether to opt-out or withdraw the opt-out from the Unified Patent Court of any Company Patents that are European patents or patent applications, and Company shall promptly take all necessary steps to effect such decision.
(b)
The Parties shall jointly bear the costs of the prosecution and maintenance of Company Registered IP carried out in accordance with this Section 9.3. Licensee shall reimburse Company for half of all reasonable out-of-pocket costs incurred by Company in connection with fulfilling its obligations under Section 9.3(a) as invoiced, with reasonable supporting documentation, by Company on a Calendar Quarter basis. Each such invoice shall be payable by Licensee within thirty (30) days of receipt. Upon any failure by Licensee to pay such invoice by its due date, interest shall accrue and be paid, in accordance with Section 4.3(b), on the entire unpaid balance from the time due until payment of the overdue amount is received in full, plus reimbursement of all costs and expenses incurred by Company or any of its Affiliates due to or in connection with such late payment.
(c)
If Company elects not to maintain any Company Registered IP, or decides not to continue or defend any opposition, or decides to abandon any pending or registered Company Registered IP with respect to any jurisdiction within the Licensed Territory then:
(i)
Company shall provide prior written notice to Licensee reasonably in advance of any filing or defence deadline or abandonment to enable Licensee to assume control of the preparation, filing, prosecution and maintenance of such Company Registered IP. Licensee shall have the right but not the obligation to assume control of such Company Registered IP.

(ii)
If Licensee wishes to assume such control, it shall promptly notify Company in writing, and shall assume control at its sole expense and in its name, and Company hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Licensee all rights to or to apply for such Company Registered IP in such jurisdictions in the Licensed Territory, and to conduct such maintenance. Such Company Registered IP will be and remain owned by Company or its Affiliates and licensed to Licensee pursuant to ARTICLE 2.
(d)
If Company has not paid a renewal or maintenance fee to a particular patent office, trademark office, or other intellectual property office, for any Company Registered IP prior to its due date then Licensee shall, after having made due enquiry of Company, be entitled, but not obligated, to make that payment to the relevant office as agent for Company.
9.4
Enforcement Actions and Third Party Enforcement Actions. If, during the Term, either Party learns of any actual, alleged or threatened infringement or misappropriation by a Third Party of any Company Intellectual Property in connection with the Licensed Product in the Licensed Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement or misappropriation.
9.5
Licensee shall have the right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring or defend and control an Enforcement Action or defend a Third Party Enforcement Action, in either case, involving such Company Intellectual Property in the Licensed Territory or, solely in connection with a Third Party Enforcement Action, relating to the Licensed Product. Licensee shall be entitled to retain (a) any proceeds awarded in or resulting from any such Enforcement Action, subject to the payment of royalties to Company hereunder as if such proceeds, after deducting all costs and expenses incurred by Licensee in connection with such action, constituted Net Sales, and (b) any proceeds awarded in or resulting from any such Third Party Enforcement Action without any payment to Company. If Licensee elects not to or fails, within thirty (30) days of learning of such infringement or misappropriation or such Third Party Enforcement Action, to bring and control any such Enforcement Action or defend such Third Party Enforcement Action, Company shall have the right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring and control such Enforcement Action or defend such Third Party Enforcement Action and to retain any proceeds awarded in or resulting from any such action.
9.6
No Admissions. In no event shall any Party or its Affiliates (i) make any admission as to the liability, invalidity or unenforceability of any Company Intellectual Property, (ii) amend any Company Patent, or (iii) agree to any settlement or compromise of any Enforcement Action or Third Party Enforcement Action (including the grant of any sublicence), in each case, where such action would have, or would be reasonably likely to have, a material adverse effect on the other Party’s rights in or to any Company Intellectual Property, without the other Party’s prior written consent.
9.7
Cooperation. Each Party shall, at its own cost and expense (subject to Section 9.3(b)), cooperate with the other Party and provide all reasonable information and support requested by the other Party in connection with the activities contemplated in this ARTICLE 9.

ARTICLE 10

TERM AND TERMINATION
10.1
Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 10 or Section 8.3, shall continue in full force and effect for a period of fifteen (15) Calendar Years (the “Initial Term”). This Agreement shall automatically renew for additional fifteen (15) Calendar Year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”). All renewals are subject to Licensee Commercializing the Licensed Product in at least one (1) country of the Licensed Territory prior to the expiration of the Initial Term or the then-current Renewal Term.
10.2
Termination for Breach. It is expressly agreed that, notwithstanding the provisions of any other section of this Agreement, if (a) Licensee fails to make payment of any valid invoice pursuant to Section 4.3(a) when due, (b) Company is entitled to terminate this Agreement in accordance with sub-Section (b) of Section 8.3, or (c) Licensee at any time within the three (3) year period after the end of the Transition Period is not using Commercially Reasonable Efforts to Commercialize the Licensed Product in at least one (1) country of the Licensed Territory and such failure is not due to Company’s breach of this Agreement, if Licensee should fail to cure the relevant breach within thirty (30) days with respect to (a) above or sixty (60) days with respect to (b) above or ninety days with respect to (c) above, of receipt of written notice from Company describing such breach in reasonable detail, Company has the right to terminate this Agreement upon written notice to Licensee with immediate effect. For the avoidance of doubt, Company may also terminate this Agreement pursuant to Section 8.3(a).
10.3
Disagreement as to material breach. Notwithstanding Section 10.2, if Licensee, acting reasonably and in good faith, disagrees as to whether Company has the right to terminate the Agreement pursuant to Section 10.2, then:
(a)
Licensee may refer such matter for resolution in accordance with Section 13.2(b) in case of: (a) termination pursuant to Section 10.2 or sub-Section (b) of Section 8.3, within the cure period; (b) in case of termination pursuant to sub-Section (a) of Section 8.3, within five (5) Business Days of receipt of notice of termination;
(b)
if applicable, the relevant cure period with respect to such alleged material breach will be tolled from the date on which Licensee notifies the Company of such dispute and through the resolution of such dispute in accordance with Section 13.2(b); and
(c)
during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
10.4
Insolvency. Each Party shall give written notice to each other of its Insolvency or becoming party to, or its intent to become party to, any Insolvency proceeding, in which case the other Party may terminate this Agreement in its entirety effective immediately upon notice to such Party.
10.5
Fraud. Either Party may immediately terminate this Agreement in the event that a court of competent jurisdiction finds that the other Party has engaged in fraud, willful misconduct,

or illegal conduct in respect of the activities set out in this Agreement, upon written notice to the other Party.
10.6
Termination of Agreement; Survival.
(a)
Upon any termination of this Agreement:
(i)
all rights and licenses granted by Company to Licensee hereunder shall automatically and immediately terminate;
(ii)
to the extent requested by Company, and at Licensee’s cost and expense if Company terminates this Agreement pursuant to the terms of this Agreement or this Agreement expires pursuant to the last sentence of Section 10.1, and at Company’s cost and expense for any other termination of this Agreement, Licensee shall promptly transfer and convey to Company ownership of all right, title and interest in and to the Regulatory Approvals and Regulatory Documents for the Licensed Product that are owned or controlled by Licensee or its Affiliates or Sublicensees as of the date of such termination, including any applications for Regulatory Approvals, pricing and Reimbursement Approvals and applications related to the Licensed Product, and provide Company with reasonable assistance in connection with such transfer and conveyance and Company’s assumption of responsibility for any and all such Regulatory Approvals and Regulatory Documents and any and all such pricing and Reimbursement Approvals and applications;
(iii)
Licensee shall, at Company’s cost and expense, provide Company with all reasonably necessary assistance to enable Company to undertake the continued Commercialization of the Licensed Product in the Licensed Territory after any termination of this Agreement;
(iv)
Without limitation of any rights or remedies Company may have (including, for the avoidance of any doubt, any damages that have accrued) in connection with Licensee’s breach of any obligations to order the Binding Forecast and/or pay amounts owed for Firm Orders, any Binding Forecast or Firm Order shall cease to be effective and Company may repurchase within ninety (90) days all or a portion of each SKU of the Licensed Product in Licensee’s inventory at the price at which it was supplied pursuant to Section 7.4 (to the extent actually paid by Licensee) plus Licensee’s reasonable documented out-of-pocket costs associated with shipping and handling, except where this would put Licensee or its Sublicensees in breach of any contracts which are in place with Third Parties at the time of the notice of such termination with respect to the supply of Licensed Product to such Third Parties otherwise in accordance with this Agreement provided that, should Company not repurchase any portion of each of the aforementioned SKU of the Licensed Product in Licensee’s inventory within the timeframe set out above, then Licensee shall destroy such portion of that SKU of the Licensed Product in Licensee’s inventory (at Licensee’s cost and expense if Company terminates this Agreement pursuant to the terms of this Agreement or this Agreement expires pursuant to the last sentence of Section 10.1, and at Company’s cost and expense for any other termination of this Agreement); and
(v)
Notwithstanding Section 10.6(a)(iv), upon Company’s written request, Licensee shall take delivery and pay for all Licensed Products previously ordered or subject to a Firm Order for the Licensed Products (the “Take and Pay Event”). Licensee shall no longer have the right to market, distribute or sell the Licensed Products in the Licensed Territory; provided, that, if the Take and Pay Event occurs, Licensee may sell the Licensed Products in its possession or so purchased pursuant to the Take and Pay Event within six (6) months of the termination of this Agreement, provided, further, that Licensee makes Royalty Payments to Company on such sales in accordance with ARTICLE 7.
(b)
Termination of this Agreement for any reason will be without prejudice to any payments that accrued, milestones achieved, on or before the effective date of such termination or rights that will have accrued to the benefit of either Party prior to such termination, and any and all damages or remedies arising from any breach hereunder. Such termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement, and any previously made payments are non-refundable.
(c)
Each Party will destroy all Confidential Information of the other Party in its possession upon termination of this Agreement and, if applicable, the Receiving Party will provide a written confirmation of such destruction within thirty (30) days of such request. Notwithstanding the foregoing: (a) the foregoing terms of this Section 10.6(c) will not apply to any Confidential Information that is necessary to allow the Receiving Party to perform its obligations or exercise any of its rights that expressly survive the applicable termination of this Agreement and the Receiving Party may retain one copy of such Confidential Information for its legal archives; and (b) the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
(d)
The provisions of ARTICLE 1 (for purposes of interpreting any other surviving provision of this Agreement), ARTICLE 4 (with respect to payment obligations accruing prior to or, as applicable, after termination of this Agreement), ARTICLE 5, ARTICLE 11, ARTICLE 12 and ARTICLE 13, and Sections 2.4, 7.4 through 7.6 (inclusive and with respect to payment obligations accruing prior to or, as applicable, after termination of this Agreement) 7.7, 8.4, 9.1, 9.2(a), 10.6, 10.7 and 10.8, together with any sections that expressly survive by their terms and remedies for any breach of this Agreement, shall survive the termination of this Agreement for any reason, in accordance with their respective terms and conditions, for as long as necessary to permit their full discharge.
10.7
Recoveries. Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty, milestone, or other amounts or fees due to Company at the time of such termination or cancellation.
10.8
Bankruptcy. In the event of an Insolvency, Company (in any capacity, including as debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by Licensee of its rights and licenses in accordance with this Agreement. In addition, Company waives to the fullest extent permitted by applicable Law any and all rights to sell Company Intellectual Property (including any Company Patents) free and clear of the Licensee’s rights and licenses in and to such Company Intellectual Property. The foregoing provisions are without prejudice to any rights Licensee may have arising under applicable Laws.

ARTICLE 11

INDEMNIFICATION; Limitation of liability
11.1
Indemnification by Licensee. Subject to the other provisions of this ARTICLE 11, Licensee shall indemnify, defend and hold harmless Company, its Affiliates and each of their respective Representatives and their respective successors and assigns (collectively, the “Company Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by any Third Party (collectively, “Losses”) incurred by or rendered against such Company Indemnitee to the extent arising out of or resulting from: (a) any Licensee Indemnitee’s (defined in Section 11.2) gross negligence, reckless conduct, willful misconduct, or fraud in performing its rights or obligations under this Agreement; (b) any material breach by Licensee of its representations, warranties, covenants or obligations set forth in this Agreement; or (c) the Development or Commercialization of the Licensed Product by or on behalf of Licensee or its Sublicensees on or after the Effective Date; provided that Company or its Affiliates (as applicable) have complied with the terms and conditions of this Agreement, and provided, further, that Licensee’s obligations pursuant to this Section 11.1 shall not apply to the extent such claims or suits are covered by Company’s obligations under Section 11.2.
11.2
Indemnification by Company. Subject to the other provisions of this ARTICLE 11, Company shall indemnify, defend and hold harmless Licensee, its Affiliates and each of their respective Representatives and their respective successors and assigns (collectively, the “Licensee Indemnitees”) from and against any and all Losses incurred by or rendered against such Licensee Indemnitee to the extent arising out of or resulting from: (a) any Company Indemnitee’s gross negligence, reckless conduct, willful misconduct, or fraud in performing its rights and obligations under this Agreement; or (b) any material breach by Company of its representations, warranties, covenants or obligations set forth in this Agreement; or (c) any claims or allegations that the sale, offering for sale or importation of the Licensed Product in the Licensed Territory infringes, misappropriates, or violates any Intellectual Property Rights of any Third Party, in each case, provided that Licensee or its Affiliates (as applicable) have complied with the terms and conditions of this Agreement, and provided, further, that Company’s obligations pursuant to this Section 11.2 shall not apply to the extent that such claims or suits are covered by Licensee’s obligations under Section 11.1.
11.3
Notification of Claims; Conditions to Indemnification Obligations. To receive the benefit of indemnification under Section 11.1 or Section 11.2, the indemnified Party must (a) promptly notify the indemnifying Party in writing of any claim or suit brought against such indemnified Party in respect of which such indemnified Party intends to invoke the provisions of Section 11.1 or Section 11.2, as applicable, provided that failure to give such notice shall not relieve the indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the ability of the indemnifying Party to defend such claim or suit; (b) provide reasonable cooperation (at its own expense) in the defense or settlement of such claim or suit; and (c) tender to the indemnifying Party (and its insurer) full authority to defend or settle the claim or suit, subject to the limitation set forth below with respect to settlement by the indemnified Party. The indemnifying Party shall keep the indemnified Party informed on a current basis of its defense of any claims under Section 11.1 or Section 11.2, as the case may be. The indemnifying Party will not settle any claim against any Licensee Indemnitees or Company Indemnitees, as the case may be, without Licensee’s or Company’s written consent

(not to be unreasonably withheld, conditioned, or delayed), as applicable, where (x) such settlement would include any admission of liability or admission of wrongdoing or negligence on the part of any Licensee Indemnitee or Company Indemnitee, as the case may be, (y) such settlement would impose any restriction or otherwise have a material adverse effect on the indemnified Party’s conduct or any of its business activities, or (z) such settlement would not include an unconditional release of the Licensee Indemnitees or Company Indemnitees, as the case may be, from all liability for claims that are the subject matter of the settled claim or suit. No indemnifying Party shall have any obligation to indemnify an indemnified Party in connection with any settlement made without the indemnifying Party’s express written consent. For the avoidance of doubt, an indemnifying Party’s indemnification obligations shall include any reasonable and evidenced costs or expenses incurred by the indemnified Party successfully enforcing the indemnifying Party’s indemnification obligations under this ARTICLE 11.
11.4
Limitation of Liability.
(a)
IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES, OR FOR ANY LOST DATA OR CONFIDENTIAL INFORMATION, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR BUSINESS INTERRUPTION ARISING FROM OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) ANY DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS INTELLECTUAL PROPERTY OBLIGATIONS IN ARTICLE 9 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12, (B) LICENSEE’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.5(a) OR COMPANY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.5(b), (C) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11, OR (D) ANY DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD IN CONNECTION WITH THIS AGREEMENT.
(b)
A PARTY DOES NOT EXCLUDE OR LIMIT LIABILITY IN RESPECT OF PERSONAL INJURY OR DEATH TO THE EXTENT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.
(c)
EACH PARTY ACKNOWLEDGES THAT THE LIMITATIONS SET FORTH IN THIS SECTION 11.4 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS RESPECTIVE LIABILITY, AND EACH PARTY AGREES THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
11.5
Insurance. Each Party shall obtain and maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under this ARTICLE 11.
ARTICLE 12

CONFIDENTIALITY
12.1
Confidentiality Obligations. Except as expressly permitted by this Agreement, each Party agrees that during the Term and for a period of five (5) years thereafter, such Party shall, and shall ensure that its Affiliates, its and their respective Representatives and, solely with respect to Licensee, Sublicensees, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, except as provided herein; provided that, with respect to any Confidential Information that constitutes a trade secret, notwithstanding the foregoing, the obligation to hold in confidence such information shall continue until such time as such information is no longer susceptible of being maintained as a trade secret under applicable Law other than due to a breach of this ARTICLE 12.
12.2
Permitted Disclosures. A Party (the “Receiving Party”) shall not disclose any Confidential Information of the other Party (the “Disclosing Party”), except to Regulatory Authorities or to those of its Affiliates, Representatives or, solely with respect to Licensee, Sublicensees and bona fide potential Sublicensees, who need to know the Confidential Information for the purpose of performing the Receiving Party’s obligations, or exercising its rights, under this Agreement and who are bound by written obligations of non-use and non-disclosure substantially similar to those set forth herein. The Receiving Party shall be responsible for any disclosure or use of the Confidential Information in breach of its obligations hereunder by such Representatives or Sublicensees. Except as expressly provided otherwise in this Agreement (but notwithstanding Section 12.1), each Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:
(a)
under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved by such Receiving Party in this Agreement (including, in the case of Licensee, the rights to Develop and Commercialize the Licensed Product);
(b)
obtaining and maintaining Regulatory Approvals, Reimbursement Approvals or communications with Governmental Authorities (including Regulatory Authorities), and conducting Clinical Trials, or as otherwise required by applicable Laws or court order (including securities laws, regulations and guidance);
(c)
the prosecution or enforcement of Intellectual Property Rights as contemplated by this Agreement; or
(d)
in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) or others on a need-to-know basis, in each case under appropriate confidentiality provisions substantially similar to those in this Agreement.
(e)
Further, in the event that the Receiving Party is required by applicable Law or governmental or court order to disclose any Confidential Information of the Disclosing Party,

the Receiving Party shall provide the Disclosing Party prompt written notice of such requirement (to the extent permitted by applicable Law) prior to such disclosure and shall cooperate with the Disclosing Party in the latter’s attempt, if any, to prevent such disclosure or in obtaining a protective or similar order with respect to the Confidential Information to be disclosed and in any event shall furnish only that portion of the Confidential Information which is legally required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the Receiving Party shall (x) use commercially reasonable efforts to obtain confidential treatment of economic and trade secret information and such other information as may be requested by the Disclosing Party, (y) provide the Disclosing Party with the proposed confidential treatment request within a reasonable time for the Disclosing Party to provide comments, and the Receiving Party shall consider and incorporate such comments in good faith in connection with its submission of its confidential treatment request, and (z) submit the proposed disclosure in writing to the Disclosing Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and the Receiving Party shall incorporate such comments in good faith. If disclosure of the Disclosing Party’s Confidential Information is required to be made by the Receiving Party to a Governmental Body under applicable United States, Italy or other applicable securities laws (including filing this Agreement publicly on the Securities Exchange Commission’s EDGAR System), the Receiving Party shall seek customary, reasonable and lawful actions to obtain confidential treatment for portions of such disclosure and in any event shall furnish only that portion of the Confidential Information which is legally required to be disclosed.
12.3
Limits on Confidential Information. Confidential Information under this Agreement shall not include information which:
(a)
was already known to the Receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)
was independently developed by the Receiving Party without any use of or reference to the Disclosing Party’s Confidential Information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or
(e)
was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who, at the Receiving Party’s reasonable inquiry, had no obligation to the Disclosing Party or any other Person not to disclose such information to others.

For the avoidance of doubt, Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Party’s possession.

ARTICLE 13

MISCELLANEOUS
13.1
Successors and Assigns; No Third Party Beneficiaries.
(a)
This Agreement is binding upon and shall inure to the benefit of each Party and its successors and permitted assigns. This Agreement is not assignable by either Party to any other Person without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except that either Party shall be free to assign this Agreement and its rights and obligations hereunder (in whole but not in part) without such consent (a) to any Affiliate (for so long as such Affiliate remains an Affiliate and only if that Affiliate is an entity that is capable of performing the assigning Party’s obligations and is sufficiently capitalized to cover damages in the event of a breach of such obligations), provided that Company may not assign this Agreement to any of Company’s Affiliates that are incorporated or organized in an EU Country without Licensee’s prior written consent, or (b) in connection with any sale of substantially all of such Party’s assets or business, merger, acquisition, consolidation, reorganization, or other similar transaction (any such permitted assignment, a “Permitted Assignment”). If there is a Permitted Assignment pursuant to the foregoing (a) or (b), then such assignment will only be effective if the Affiliate or Third Party to whom this Agreement is assigned, as applicable, agrees in writing to assume all of the assigning Party’s obligations under this Agreement and the assigning Party provides written notice of such assignment to the non-assigning Party within ten (10) days after the effective date of such assignment in the case of an assignment pursuant to the foregoing (a) or within three (3) days after the effective date of such assignment in the case of an assignment pursuant to the foregoing (b). Any attempted assignment of this Agreement in violation of this Section 13.1 will be null, void, and of no legal effect.
(b)
A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. . Any claim for Losses: (a) against the Licensee under Section 11.1, by a Company Indemnitee which is not the Company shall be brought by Company on such Company Indemnitee’s behalf; or (b) against the Company under Section 11.2, by a Licensee Indemnitee which is not the Licensee, shall be brought by Licensee on such Licensee Indemnitee’s behalf. Accordingly, no Licensee Indemnitee which is not the Licensee or Company Indemnitee which is not the Company (as applicable) shall have any other or further right to bring any claim against the Company or the Licensee (as applicable).
13.2
Governing Law; Dispute Resolution; Injunctive Relief.

(a)
This Agreement shall be interpreted and construed in accordance with the law of England and Wales. The courts of England and Wales have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with this Agreement (including without limitation claims for set off or counterclaim) or the legal relationships established by this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
(b)
The Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement or any other dispute under this Agreement (each, a “Dispute”) shall first be presented to the senior executives of each Party for resolution. If each Party’s senior executives cannot resolve such Dispute within thirty (30) days or such longer period of time as such senior executives may agree, either Party may initiate legal proceedings with respect thereto.
(c)
Notwithstanding anything in this Section 13.2 to the contrary, each Party acknowledges and agrees that any such breach or threatened breach of this Agreement may cause the non-breaching Party irreparable injury and that, in addition to any other remedy that may be available, in law, in equity or otherwise, the non-breaching Party shall be entitled to seek and obtain (without being required to post a bond or other security) injunctive relief against such breach or threatened breach of this Agreement, without the necessity of proving actual damages.
13.3
Waiver.
(a)
It is agreed that no waiver by either Party of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.
(b)
No failure or delay by a Party to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right, power or remedy (whether provided by law, equity or this Agreement).
13.4
Publicity. Within three (3) Business Days of the Effective Date, the Parties shall issue a press release announcing this Agreement in form and substance as is mutually agreed by the Parties and attached hereto as Schedule J. Neither Party shall, except as expressly permitted herein or without the prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party or any of its Affiliates in any publication, publicity, advertising, or otherwise; provided that, notwithstanding the foregoing, following each such press release or any other press release approved and issued by a Party hereunder, the Parties may disclose the existence of this Agreement, the contents of each such press release and any other non-confidential, publicly available information regarding the status of Licensee’s Development and Commercialization of Licensed Product, on-line or otherwise, and on their respective websites throughout the Term. Any information permitted or approved for publication by a Party pursuant to this Section 13.4 may be republished by either Party without restriction.
13.5
No Agency. Each Party acknowledges and agrees that in its performance of its obligations under this Agreement, it is an independent contractor of the other Party and is solely responsible for its own activities. Neither Party shall have any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other Party in any manner whatsoever. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties.
13.6
Notices. Any notice or other communication required or permitted to be given to a Party hereunder shall he in writing and deemed to have been properly given if delivered personally, by an internationally recognized courier service (signature upon delivery required) or by email (if the sender retains evidence of successful transmission) to the other Party at the appropriate address as set forth below. Other addresses may be designated by written notice by the Parties during the term of this Agreement pursuant to this Section 13.6.

Company	Licensee
For all matters:	For all matters:

Amarin Pharmaceuticals Ireland Limited

8th Floor, One Central Plaza

Dame Street, Dublin 2, Co.

Dublin, D02 K7K5

Ireland Attn: Head of Technical Operations

With a copy to:

Amarin Pharmaceuticals Ireland Limited

88 Harcourt Street

Dublin 2

D02 DK18

Ireland

and

Amarin Pharma, Inc.

440 Route 22, Suite 300

Bridgewater, NJ 08807 USA

Attn: Chief Legal Officer

Recordati Industria Chimica e Farmaceutica S.p.A. Via Matteo Civitali, 1 20148 Milan Italy Attn: Chief Legal Officer

Any notice so given shall be deemed to have been received as follows: (a) by personal delivery, upon receipt, (b) by courier, as evidenced by proof of delivery, or (c) by email, upon electronic transmission and confirmation of delivery thereof by return email.

13.7
Invalidity. If any term or provision of this Agreement, as applied to either Party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, then (i) such provision shall be eliminated from this Agreement to the minimum extent necessary, and (ii) such provision shall be reformed and rewritten as agreed by the Parties so as to most closely reflect the intention of the Parties, and that this Agreement shall otherwise remain in full force and effect and enforceable.

13.8
Entire Agreement; Amendments. It is understood and agreed between Company and Licensee that this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral expressed or implied, shall be abrogated, cancelled, and are null and void and of no effect, except that any confidential information disclosed pursuant to that certain Confidentiality Agreement dated 21 September 2022 between Amarin Pharma, Inc. and Licensee, as amended on 1 September 2023, shall be deemed to be Confidential Information disclosed pursuant to this Agreement. Except as specified herein, no waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
13.9
Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (except for any payment obligation) for the time and to the extent such failure or delay is caused by or results from (a) fire, floods, earthquakes or other acts of nature; (b) epidemics, pandemics, the spread of infectious diseases, quarantines or disease outbreaks in the United States or elsewhere in the world; (c) embargoes; (d) war or acts of war, including terrorism, insurrections, riots or civil unrest; (e) strikes, lockouts or other labor disputes; (f) acts, omissions or delays in acting by a Governmental Body, including acts of any agency thereof, judicial orders or decrees; (g) receipt of warning letters, or failure or delay of transportation (in each case, due to reasons other than the affected Party’s negligence, willful misconduct or any other cause within the reasonable control of the affected Party); (h) failure of plant or machinery; or (i) any other reason or circumstance that is beyond the reasonable control of the affected Party (“Force Majeure Events”). The Party affected by a Force Majeure Event shall (x) provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and (y) use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
13.10
Expenses. Except as otherwise provided herein, all fees, costs, and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party hereto incurring such fees, costs, and expenses.
13.11
Guarantee
(a)
In order to induce Licensee to enter into this Agreement and in recognition of the benefits flowing therefrom to Parent Guarantor, the direct or indirect owner of the equity interest of Company, from the consummation of the transactions contemplated by this Agreement, Parent Guarantor hereby agrees to guarantee, assume and discharge when due any and all liabilities, obligations, covenants and duties of Company and each and every successor or assignee of Company, under Section 2.5(c) and ARTICLE 3 of Schedule I (the “Obligations”).
(b)
The guarantee provided hereby shall be absolute, continuing, unconditional and irrevocable and is a guarantee of payment and performance as a primary obligor, not a guarantee of collection. Parent Guarantor waives any right to require Licensee, as a condition of payment or performance by Parent Guarantor hereunder, to proceed against Company to pursue any other remedy or enforce any other right. To the extent permitted by applicable Law, Parent Guarantor unconditionally waives diligence, demand or notice of any kind whatsoever with respect to this guarantee or the Obligations or with respect to any condition or circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against Parent Guarantor.
(c)
No failure on the part of Licensee, or delay by Licensee, in exercising any right under or with respect to the guarantee contained in this Section 13.11 or the Obligations shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Licensee with respect to such guarantee or the Obligations.
(d)
Notice to Company in relation to the Obligations shall be deemed notice to Parent Guarantor hereunder. Notices to Parent Guarantor may also be sent in the manner set forth in Section 13.6.
(e)
Parent Guarantor agrees to the dispute resolution provisions of Section 13.2 and all the provisions thereof as if it were Company (including the governing law and jurisdiction set forth in Section 13.2).
13.12
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. An electronic, digital, or portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.
13.13
No Binding Effect. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, (a) no obligations of Licensee or its Affiliates as imposed by any Article of this Agreement shall be interpreted or operate to the effect that they impose any obligation, whether directly or indirectly, on the CVC Network or any of their respective assets or businesses, and (b) no obligations of Company or its Affiliates as imposed by any Article of this Agreement shall be interpreted or operate to the effect that they impose any obligation, whether directly or indirectly, on the Sarissa Network or any of their respective assets or businesses.

[Signatures on Following Page]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

AMARIN PHARMACEUTICALS IRELAND LIMITED

Signature:

Printed Name:

Title:

AMARIN CORPORATION PLC

Signature:

Printed Name:

Title:

RECORDATI INDUSTRIA CHIMICA e FARMACEUTICA S.P.A.

Signature:

Printed Name: Bibianne Bon

Title: Group Chief Legal Officer

AFFIDAVIT OF WITNESS:

I, Stefano Codoni, Attorney at Law, hereby confirm that Bibianne Bon personally appeared before me and executed this Agreement in my presence on the following date and in the following location:

Date: ___June, 2025

Location of Signature: Lugano, Switzerland

By:
Name: Stefano Codoni
Title: Attorney at Law

Schedule A

[***]

Annex A

[***]

Annex B

[***]

Schedule B

[***]

Schedule C

[***]

Schedule D

[***]

Schedule E

[***]

Schedule F

[***]

Schedule G

[***]

Schedule H

[***]

Schedule I

[***]

Schedule J

[***]

Schedule K

[***]